As filed with the Securities and Exchange Commission on October 8, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason M. Jean Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1122 (713) 437-5370 (Fax)	Charlotte M. Rasche Executive Vice President and General Counsel 80 Sugar Creek Center Blvd. Sugar Land, Texas 77478 (281) 269-7205 (281) 269-7222 (Fax)	Annette L. Tripp Thompson & Knight LLP 333 Clay Street Suite 3300 Houston, Texas 77002 (713) 654-8111 (713) 654-1871 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value	736,621	N/A	$6,078,079	$613

(1)	Represents the estimated maximum number of shares of Prosperity common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) and (f)(3) under the Securities Act by multiplying the book value of Tradition Bancshares, Inc. common stock of $65.85 per share as of June 30, 2015 by the maximum number of shares of Tradition Bancshares, Inc. common stock to be acquired by Prosperity in the merger described herein, minus the cash portion of the merger consideration to be paid by Prosperity to the holders of shares of Tradition Bancshares, Inc. common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated October 8, 2015

Tradition Bancshares, Inc., the holding company for

[Tradition Bank logo]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of Tradition Bancshares, Inc. (“Tradition”) to be held on [●], 2015 at [●] [●].m., local time, at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081. At this important meeting, you will be asked to consider and vote on a proposal to adopt and approve a reorganization agreement and the transactions contemplated thereby, including, among others, the merger of Tradition with and into Prosperity Bancshares, Inc. (“Prosperity”). If the merger is completed, all outstanding shares of Tradition common stock will be converted into an aggregate of 679,679 shares of Prosperity common stock and $39,000,000 in cash, subject to adjustment based on the average closing price of the Prosperity common stock prior to closing, as set forth in the reorganization agreement. Additionally, the aggregate consideration will be reduced on a dollar-for-dollar basis in the event that Tradition’s equity capital, as calculated under the reorganization agreement, is less than $42,700,000 at closing. Because of the possibility of an adjustment to the stock consideration or the cash consideration or a combination of the two, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement. Based on [●] shares of Tradition common stock issued and outstanding as of [●], 2015, holders of Tradition common stock will receive [●] shares of Prosperity common stock (plus cash in lieu of a fractional share) and $[●] in cash, subject to possible adjustment as described in the accompanying proxy statement/prospectus, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately [●]% of the combined company and former shareholders of Tradition will own approximately [●]% of the combined company based on [●] shares of Prosperity common stock outstanding as of [●], 2015. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB” and the closing price of Prosperity common stock on [●], 2015 was $[●] per share.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least two-thirds of the outstanding shares of Tradition common stock approve the reorganization agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Tradition. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” such proposal.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission (“SEC”). We enthusiastically support the merger and recommend that you vote in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Edward D. Vickery, Jr.

President

Tradition Bancshares, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page [20].

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated [●], 2015

and first mailed to shareholders of Tradition Bancshares, Inc. on or about [●], 2015

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page [●] under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of Tradition shareholders, you must request the information by [●], 2015.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of [●], 2015 and may not reflect changes in the affairs of Tradition or Prosperity since that date.

Tradition Bancshares, Inc.

5501 Bissonnet

Houston, Texas 77081

(713) 666-2511

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Tradition Bancshares, Inc. (“Tradition”) will be held on [●], 2015 at [●] [●].m., local time, at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081, for the following purposes:

1.	To consider and vote on the proposal to adopt and approve the Agreement and Plan of Reorganization, dated as of August 5, 2015 (as it may be amended from time to time, the “reorganization agreement”), by and between Prosperity Bancshares, Inc. (“Prosperity”) and Tradition and the transactions contemplated thereby, including the merger of Tradition with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby; and

3.	To transact such other business as may properly come before the special meeting.

Tradition currently knows of no other matters to be brought before the special meeting of Tradition shareholders. Only shareholders of record at the close of business on [●], 2015 will be entitled to notice of and to vote at the meeting.

Shareholders of Tradition have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Tradition common stock under applicable provisions of the Texas Business Organizations Code. In order for such a shareholder of Tradition to perfect his right to dissent, the shareholder must file a written objection to the merger with Tradition prior to the special meeting, vote against the reorganization agreement and file a written demand with Prosperity within 20 days after completion of the merger for payment of the fair value of the shareholder’s shares of Tradition common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Tradition Shareholders.”

By Order of the Board of Directors,

Edward D. Vickery, Jr.

President

Houston, Texas

[●], 2015

The board of directors of Tradition unanimously recommends that you vote “FOR” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY	6
The Companies	6
Proposed Merger of Tradition into Prosperity	6
Terms of the Merger of Tradition into Prosperity (page [●])	7
Material U.S. Federal Income Tax Consequences (page [●])	7
Opinion of Financial Advisor of Tradition (page [●])	8
Prosperity Plans to Continue to Pay Quarterly Dividends (page [●])	8
Ownership of Prosperity After the Merger	8
Market Prices of Prosperity Common Stock (page [●])	8
The Tradition Special Shareholders’ Meeting (page [●])	8
Record Date Set at [●], 2015; Affirmative Vote of At Least Two-Thirds of Outstanding Shares Required to Approve the Reorganization Agreement (page [●])	9
Tradition’s Reasons for the Merger and Recommendations of Tradition’s Board (page [●])	9
Members of Tradition’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page [●])	9
Effective Time of the Merger (page [●])	10
Exchange of Tradition Stock Certificates (page [●])	10
Conditions to Completion of the Merger (page[●])	10
Regulatory Approvals Required (page [●])	11
Amendments or Waiver (page [●])	11
Termination of the Reorganization Agreement (page [●])	11
Termination Fee (page [●])	12
Some of the Directors and Officers of Tradition and Tradition Bank Have Financial Interests in the Merger that Differ from Your Interests (page [●])	13
Comparison of Rights of Shareholders of Prosperity and Tradition (page [●])	14
Dissenters’ Rights of Appraisal in the Merger (page [●])	14
Selected Historical Consolidated Financial Data of Prosperity	15
Selected Historical Consolidated Financial Data of Tradition	17

COMPARATIVE STOCK PRICES	19

RISK FACTORS	20
Risks Associated With the Merger	20
Risks Associated With Prosperity’s Business	23
Risks Associated with Prosperity’s Common Stock	31

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	32

GENERAL INFORMATION	33

TRADITION SPECIAL MEETING	33
Date, Place and Time of the Special Meeting	33
Matters to be Considered	33
Shares Entitled to Vote, Quorum and Vote Required	33
Shares Held by Officers and Directors	34
Voting and Revocation of Proxies	34
Solicitation of Proxies; Expenses	34

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT	35
Terms of the Merger	35
Background of the Merger	36
Tradition’s Reasons for the Merger and Recommendations of the Board of Tradition	37

-i-

(Continued)

-ii-

(Continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Set forth below are commonly asked questions and answers about the merger, the reorganization agreement and the special meeting of Tradition shareholders called in connection with the merger. These questions and answers do not address all questions that may be important to you as a Tradition shareholder. For a more complete description of the legal and other terms of the merger, please carefully read this entire proxy statement/prospectus, including the Appendices, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [●].

All references in this proxy statement/prospectus to “Prosperity” refer to Prosperity Bancshares, Inc., a Texas corporation; all references in this proxy statement/prospectus to “Tradition” refer to Tradition Bancshares, Inc., a Texas corporation; all references in this proxy statement/prospectus to “Prosperity Bank” refer to Prosperity Bank, a Texas banking association and wholly owned subsidiary of Prosperity; all references in this proxy statement/prospectus to “Tradition Bank” refer to Tradition Bank, a Texas banking association and wholly owned subsidiary of Tradition; unless stated otherwise or the context otherwise requires, the terms “the company,” “we,” “our,” “ours” and “us” refer to Prosperity and/or Tradition and their respective subsidiaries, as applicable in the context; all references to the “reorganization agreement” refer to the Agreement and Plan of Reorganization, dated as of August 5, 2015, by and between Prosperity and Tradition, as it may be amended from time to time; all references to the “merger” refer to the merger contemplated by the reorganization agreement pursuant to which Tradition will merge with and into Prosperity, on and subject to the terms and conditions contained therein; and all references to the “special meeting” in this proxy statement/prospectus refer to the special meeting of Tradition shareholders to which this proxy statement/prospectus relates, including any adjournment or postponement thereof.

Q:	What are Tradition shareholders being asked to vote upon?

A:	The shareholders of Tradition are being asked to vote upon a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of Tradition with and into Prosperity.

The shareholders of Tradition are also being asked to vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:	What will happen in the merger?

A:	In the merger, Tradition will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, Tradition Bank will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What consideration will Tradition shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of Tradition and the merger is subsequently completed, all outstanding shares of Tradition common stock will be converted into an aggregate of 679,679 shares of Prosperity common stock and $39,000,000 in cash, subject to adjustment under certain circumstances as set forth in the reorganization agreement. Based on [●] shares of Tradition common stock issued and outstanding as of [●], 2015, holders of Tradition common stock will receive [●] shares of Prosperity common stock (plus cash in lieu of a fractional share) and $[●] in cash, all subject to possible adjustment as described below, for each share they own.

More specifically, if (1) the average closing price of the Prosperity common stock for the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, is less than $48.77 and (2) the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, Prosperity may increase the exchange ratio, which determines the per share stock consideration, or the per share cash consideration or a combination of the two such that the aggregate value of the shares of Prosperity common stock and cash equal at least $72,147,945, as further described in this proxy statement/prospectus and the reorganization agreement. Further, the cash portion of the merger consideration is subject to decrease in the manner and under the circumstances set forth in the reorganization agreement if Tradition’s equity capital on the closing date of the merger is less than $42,700,000.

In addition, if the average closing price of the Prosperity common stock for the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, exceeds $65.98, the exchange ratio or the per share cash consideration or a combination of the two will be decreased such that the aggregate value of the Prosperity common stock and cash equal no more than $83,845,220, as further described in this proxy statement/prospectus and the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger at the end of the fourth quarter of 2015, although delays could occur.

Q:	When and where will Tradition’s shareholders’ meeting be held?

A:	The Tradition shareholders’ meeting is scheduled to take place at [●][●].m., local time, on [●] [●], 2015 at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081.

Q:	What are my choices when voting?

A:	You may vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, “AGAINST” such proposal or abstain from voting on such proposal.

You may also vote “FOR” or “AGAINST” the proposal to adjourn the special meeting or abstain from voting on such proposal.

Q:	Are there any other matters to be addressed at the special meeting of Tradition shareholders?

A:	We know of no other matters to be brought before the special meeting of Tradition shareholders, but if other matters are brought before the special meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of Tradition and its shareholders.

Q.	Who is entitled to vote at the special meeting?

A:	All holders of outstanding shares of Tradition common stock who hold shares at the close of business on the “record date” ([●], 2015) are entitled to receive notice of and to vote at the special meeting of Tradition shareholders.

Q:	What constitutes a quorum for the special meeting of Tradition shareholders?

A:	The holders of a majority of the shares of Tradition common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.

Q:	Who may attend the special meeting of Tradition shareholders?

A:	Tradition shareholders as of the record date (or their authorized representatives) and invited guests of Tradition may attend the special meeting. Verification of share ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date ([●], 2015), you will be permitted to attend the special meeting.

Q:	What votes are required for adoption and approval of the reorganization agreement and the transactions contemplated thereby?

A:	The adoption and approval of the reorganization agreement and the transactions contemplated thereby by Tradition shareholders requires the affirmative vote of the holders of at least two-thirds of the shares of Tradition common stock outstanding on [●], 2015.

Q:	What votes are required for approval of the adjournment proposal?

A:	Approval of the adjournment proposal by Tradition shareholders requires the affirmative vote of the holders of at least a majority of the shares of Tradition common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors of Tradition has unanimously adopted and approved the reorganization agreement and the transactions contemplated thereby and recommends that the shareholders of Tradition vote “FOR” the proposal to adopt and approve such agreement and the transactions contemplated thereby.

The board of directors of Tradition also recommends that the shareholders of Tradition vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Tradition common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/ prospectus, simply indicate on the proxy card applicable to your Tradition common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed envelope as soon as possible so that your shares of Tradition common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because the adoption and approval of the reorganization agreement and the transactions contemplated thereby requires affirmative approval of at least two-thirds of the outstanding shares of Tradition common stock, the failure to return your proxy card will have the same effect as a vote “AGAINST” such proposal, unless you attend the special meeting in person and vote “FOR” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Since the approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to return your proxy card will have no effect on the outcome of such proposal, unless you attend the special meeting in person and vote upon such proposal.

In addition, if you fail to return a proxy card and do not attend the meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person instead of by proxy.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new, later-dated proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote “AGAINST” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to vote “AGAINST” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Tradition Shareholders” beginning on page [●]. The appraised fair value of your shares of Tradition common stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Tradition stock certificates with your proxy card.

Q:	Is the merger taxable to the Tradition shareholders for U.S. federal income tax purposes?

A.

Prosperity and Tradition each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) and it is a condition to the respective obligations of Prosperity and Tradition to complete the merger that each of Prosperity and Tradition receive a legal opinion from their respective counsel that the merger qualifies as a reorganization. Consistent with such treatment, a U.S. holder (as defined in the section titled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]) of Tradition common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger as a result of receiving Prosperity common stock and cash in exchange for Tradition common stock. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in Tradition common stock to be surrendered in exchange therefor. Please carefully review the information set forth in the section titled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own situation. We strongly encourage you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	Are there any risks in the merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page [●].

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Craig Wooten, Tradition Bancshares, Inc., 5501 Bissonnet, Houston, Texas 77081, telephone (713) 666-2511.

SUMMARY

This summary provides a brief overview of the key aspects of the reorganization agreement, the merger, the Tradition special shareholder meeting and the offering of shares of Prosperity common stock to Tradition shareholders in connection with the merger. This summary identifies those aspects that Prosperity and Tradition believe may be most significant to the Tradition shareholders. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page [●]. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of two hundred forty-four (244) full-service banking centers, with sixty-one (61) in the Houston area, including The Woodlands and Huntsville; thirty (30) in the South Texas area, including Corpus Christi and Victoria; thirty-seven (37) in the Dallas/Fort Worth area; twenty-two (22) in the East Texas area; thirty (30) in the Central Texas area, including Austin and San Antonio; thirty-four (34) in the West Texas area, including Lubbock, Midland/Odessa and Abilene; sixteen (16) in the Bryan/College Station area; six (6) in the Central Oklahoma area and eight (8) in the Tulsa, Oklahoma area. As of June 30, 2015, on a consolidated basis, Prosperity had total assets of $21.69 billion, total loans of $9.11 billion, total deposits of $17.00 billion and shareholders’ equity of $3.36 billion.

Tradition Bancshares, Inc.

5501 Bissonnet

Houston, Texas 77081

(713) 666-2511

Tradition Bancshares, Inc., a Texas corporation, is a bank holding company registered under the BHC Act and the holding company for Tradition Bank. Tradition Bank operates seven (7) banking offices in the Houston, Texas area, including its main office in Bellaire, three (3) banking centers in Katy and one (1) banking center in The Woodlands. As of June 30, 2015, Tradition had, on a consolidated basis, total assets of $521.9 million, total loans of $241.9 million, total deposits of $463.8 million and shareholders’ equity of $45.1 million. As of June 30, 2015, Tradition Bank had total assets of $522.1 million, total loans of $242.4 million and total deposits of $463.8 million.

Proposed Merger of Tradition into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby Tradition will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, the existing banking centers of Tradition Bank will become full-service banking centers of Prosperity Bank. We expect to complete the merger during the fourth quarter of 2015, although delays could occur.

Terms of the Merger of Tradition into Prosperity (page [●])

Pursuant to the terms of the reorganization agreement, all outstanding shares of Tradition common stock will be converted into an aggregate of 679,679 shares of Prosperity common stock and $39,000,000 in cash, subject to adjustment under certain circumstances, as set forth in the reorganization agreement.

More specifically, if (1) the average closing price of the Prosperity common stock is less than $48.77 and (2) the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, Prosperity may increase the exchange ratio or the per share cash consideration or a combination of the two such that the aggregate value of the shares of Prosperity common stock and cash equal at least $72,147,945, as further described in this proxy statement/prospectus and the reorganization agreement. Further, the cash portion of the merger consideration is subject to decrease in the manner and under the circumstances set forth in the reorganization agreement if Tradition’s equity capital on the closing date of the merger is less than $42,700,000.

In addition, if the average closing price of the Prosperity common stock for the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, exceeds $65.98, the exchange ratio or the per share cash consideration or a combination of the two will be decreased such that the aggregate value of the Prosperity common stock and cash equal no more than $83,845,220, as further described in this proxy statement/prospectus and the reorganization agreement.

The value of the total merger consideration you will receive therefore will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to adjustment as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Material U.S. Federal Income Tax Consequences (page [●])

The merger is intended to qualify as a reorganization under Section 368(a) of the Code and it is a condition to the respective obligations of Prosperity and Tradition to complete the merger that each of Prosperity and Tradition receive a legal opinion from their respective counsel that the merger qualifies as a reorganization. Consistent with such treatment, as a result of receiving Prosperity common stock and cash in exchange for Tradition common stock, in general, a U.S. holder (as defined in the section titled “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●]) of Tradition common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in Tradition common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of Tradition. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. We strongly recommend that you consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Opinion of Financial Advisor of Tradition (page [●])

In connection with its consideration of the merger, the Tradition board of directors received from Tradition’s financial advisor, Sandler O’Neill + Partners, L.P., which we refer to as Sandler O’Neill, its oral opinion, which was subsequently confirmed in writing, on August 5, 2015, that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in its opinion, the consideration to be paid by Prosperity to holders of Tradition common stock pursuant to the reorganization agreement was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Sandler O’Neill, dated August 5, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion, is attached to this document as Appendix B and is incorporated herein by reference herein. You should read this opinion and the description beginning on page [●] carefully in their entirety. Sandler O’Neill’s written opinion is addressed to the Tradition board of directors, is directed only to the fairness of the merger consideration to be paid to the holders of shares of Tradition common stock from a financial point of view and does not address any other matter. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the reorganization agreement, the merger or any other matter.

Prosperity Plans to Continue to Pay Quarterly Dividends (page [●])

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity paid a cash dividend of $0.2725 per share for the first, second and third quarters of 2015, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue 679,679 shares of its common stock to Tradition shareholders in connection with the merger, subject to adjustment under certain circumstances, as set forth in the reorganization agreement. Based on [●] shares of Prosperity common stock outstanding as of [●], 2015, and assuming no adjustment is made to the merger consideration, after the merger, the former Tradition shareholders would own approximately [●]% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page [●])

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On August 5, 2015, the last trading day before the merger was announced, the closing price of Prosperity common stock on the New York Stock Exchange was $55.74 per share. On [●], 2015, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price of Prosperity common stock on the New York Stock Exchange was $[●] per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of Tradition are not traded on any established public trading market.

The Tradition Special Shareholders’ Meeting (page [●])

The special meeting of shareholders of Tradition will be held on [●], 2015, at [●] [●].m., local time, at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081. At the special meeting, you will be asked:

•	To consider and vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including the merger;

•	To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby; and

•	To transact such other business as may properly come before the special meeting. Tradition currently knows of no other matters to be brought before the special meeting of Tradition shareholders.

Record Date Set at [●], 2015; Affirmative Vote of At Least Two-Thirds of Outstanding Shares Required to Approve the Reorganization Agreement (page [●])

You may vote at the special meeting of Tradition shareholders if you owned Tradition common stock as of 5:00 p.m., local time, on [●], 2015, the record date of the special meeting. You can cast one vote for each share of Tradition common stock you owned at that time. As of [●], 2015, there were [●] shares of Tradition common stock issued and outstanding.

The adoption and approval of the reorganization agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Tradition common stock entitled to vote. If you fail to vote or abstain from voting on such proposal, it will have the same effect as a vote “AGAINST” the adoption and approval of the reorganization agreement and the transactions contemplated thereby.

You may vote your shares of Tradition common stock by completing and mailing the enclosed proxy card or by attending the special meeting and voting in person. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Tradition. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by delivering a written notice revoking the proxy or a later-dated proxy to the Secretary of Tradition, or by voting in person at the special meeting. Your attendance at the special meeting will not automatically revoke your proxy.

Tradition’s Reasons for the Merger and Recommendations of Tradition’s Board (page [●])

Based on the reasons discussed elsewhere in this document, the board of directors of Tradition believes that the merger is advisable and in your best interests, and unanimously recommends that you vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby. For a discussion of the circumstances surrounding the merger and the factors considered by the Tradition board of directors in approving the reorganization agreement, see page [●].

Members of Tradition’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page [●])

The directors of Tradition and Tradition Bank as well as an advisory director of Tradition Bank have entered into an agreement to vote the shares of Tradition common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [●] shares of Tradition common stock, or approximately [●]% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement. Based on the number of shares of Tradition common stock subject to the voting agreement, shareholders holding an additional [●]% of the outstanding shares of Tradition common stock would have to vote their shares in favor of the reorganization agreement proposal in order for such proposal to be approved.

Effective Time of the Merger (page [●])

The merger will become effective at the date and time specified in the certificate of merger filed with the Texas Secretary of State. If Tradition shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2015 and effective on January 1, 2016, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Tradition Stock Certificates (page [●])

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of Tradition common stock in exchange for cash and stock certificates representing shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Tradition common stock. Please do not send Tradition or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page[●])

The completion of the merger depends on a number of conditions being met. These include, among others:

•	receipt of all required regulatory approvals;

•	approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of Tradition common stock;

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	the shares of Prosperity common stock to be issued to Tradition shareholders being registered with the SEC and authorized for listing on the New York Stock Exchange;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement and the closing date of the merger;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•	each director, each executive officer and certain officers of Tradition and Tradition Bank having executed a release agreement, which have been executed;

•	termination of certain deferred compensation agreements by Tradition Bank and execution of a termination and release agreement by each such employee;

•	certain officers of Tradition and/or Tradition Bank each having entered into an employment agreement with Prosperity, which have been executed;

•	each non-employee director of Tradition or Tradition Bank having entered into a support (non-competition) agreement with Prosperity;

•	each director and certain officers of Tradition or Tradition Bank as well as holders of 10% or more of the issued and outstanding shares of Tradition having executed a voting agreement, which has been executed; and

•	Tradition’s allowance for loan losses as of the closing date being at a level equal to at least 1.65% of its total loans.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Regulatory Approvals Required (page [●])

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or such approval is waived by the Federal Reserve. On August 25, 2015, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval, which was granted on September 4, 2015.

In addition, the merger of Tradition Bank with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the Texas Department of Banking (the “TDB”).

We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On August 24, 2015, Prosperity Bank filed applications with the FDIC and the TDB to obtain approval of the bank merger. On September 30, 2015, the FDIC approved the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Tradition and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Amendments or Waiver (page [●])

Prosperity and Tradition may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the Tradition shareholders pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement by the Tradition shareholders without further approval by the Tradition shareholders.

Termination of the Reorganization Agreement (page [●])

Prosperity and Tradition can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or Tradition may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by February 1, 2016 (unless one or more of the regulatory approvals has not been received on or before February 1, 2016, in which case this deadline will be extended to April 1, 2016) or such later date approved in writing by the boards of directors of

Prosperity and Tradition, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	the merger of Tradition into Prosperity or the merger of Tradition Bank into Prosperity Bank is not approved by the appropriate regulatory authorities or the application or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	Tradition shareholders fail to approve the reorganization agreement.

Tradition may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of Tradition receives an unsolicited, bona fide alternative “acquisition proposal” (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would cause the board of directors to violate its fiduciary duties under applicable law; but Tradition must notify Prosperity of the superior proposal at least five business days before terminating the reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Tradition may terminate the reorganization agreement, without the consent of Prosperity, if the average closing price for the Prosperity common stock is less than $48.77 per share and the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five (5) consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by Tradition of this termination right by increasing the exchange ratio or the per share cash consideration or a combination of the two so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $72,147,945.

Prosperity may terminate the reorganization agreement, without the consent of Tradition, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Tradition, Tradition Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

In addition, Prosperity has the right to terminate the reorganization agreement on or prior to November 3, 2015, if the results of any environmental inspections or surveys of Tradition properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that are estimated to exceed $100,000 or could have a material adverse effect on Tradition.

Prosperity may also terminate the reorganization agreement if Tradition has materially breached its non-solicitation obligations contained in the reorganization agreement in a manner adverse to Prosperity, the board of Tradition resolves to accept a competing acquisition proposal or the board of Tradition changes its recommendation regarding the merger.

Termination Fee (page [●])

If the reorganization agreement is terminated by:

•	Prosperity because Tradition materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because Tradition’s board of directors resolves to accept another acquisition proposal;

•	Prosperity because Tradition’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger; or

•	Tradition because Tradition’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity a termination fee of $3.5 million plus up to $500,000 for Prosperity’s expenses related to the merger.

If either Prosperity or Tradition terminates the reorganization agreement and:

•	after February 1, 2016 (or April 1, 2016, if regulatory approval has not been obtained by February 1, 2016), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least twenty-five (25) business days prior to such termination and Tradition has failed to call, give notice of, convene and hold the Tradition special meeting by such date and an acquisition proposal exists at the time of termination, or

•	without regard to timing, if Tradition’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity up to $500,000 for its expenses related to the merger.

If either Prosperity or Tradition terminates the reorganization agreement, within twelve months of termination of the reorganization agreement Tradition enters into an acquisition agreement with a third party and:

•	after February 1, 2016 (or April 1, 2016, if regulatory approval has not been obtained by February 1, 2016), if at the time of termination, Tradition’s shareholders have not approved the reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, if Tradition’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity a termination fee of $3.5 million plus up to $500,000 for Prosperity’s expenses related to the merger.

Some of the Directors and Officers of Tradition and Tradition Bank Have Financial Interests in the Merger that Differ from Your Interests (page [●])

Some of the directors and officers of Tradition and Tradition Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of Tradition. These interests include:

•	Downy Vickery, Craig Wooten and Charles Norris, each an executive officer of Tradition Bank, each entered into a three-year employment agreement with Prosperity Bank whereby, effective upon completion of the merger, each is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments in the form of restricted Prosperity common stock. Each agreement provides for payment of base salary for the remainder of the three-year term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability;

•	each employee of Tradition Bank with a deferred compensation agreement, including certain of the officers of Tradition Bank, will receive a lump sum cash payment of the amount due thereunder, which will have been accelerated as a result of the merger;

•	each employee who has a split dollar agreement with Tradition Bank, including certain of the officers of Tradition Bank, will continue to be eligible to receive the benefit of such agreement, which provides a specified payment to the designated beneficiary of such employee upon the employee’s death, due to Prosperity’s assumption of the split dollar agreements and underlying bank-owned life insurance policies; and

•	the directors and officers of Tradition and Tradition Bank will receive continued indemnification and director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and Tradition (page [●])

Tradition is a Texas corporation and the rights of its shareholders are governed by Texas law and Tradition’s articles of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of Tradition will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page [●])

As a shareholder of Tradition, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Tradition common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

Persons having beneficial interests in Tradition common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken, voting against the reorganization agreement and filing a written demand with Prosperity within 20 days after completion of the merger for payment of the fair value of your shares of Tradition common stock. These steps are summarized under the caption “—Dissenters’ Rights of Tradition Shareholders” on page [●].

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Tradition common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so we recommend that you consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the reorganization agreement is approved by the shareholders of Tradition, holders of Tradition common stock who make a written objection to the merger prior to the Tradition special meeting, vote against the approval of the reorganization agreement, properly make a written demand for payment following notice of the merger and timely surrender their Tradition stock certificates will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find Additional Information” on page [●] for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2015 and 2014 are derived from Prosperity’s unaudited interim consolidated financial statements, but Prosperity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
	2015		2014(1)	2014(1)	2013(1)	2012(1)	2011	2010(1)
	(In thousands, except per share data)
Income Statement Data:
Interest income	$341,586		$340,751	$714,795	$539,297	$419,842	$371,908	$384,537
Interest expense	20,442		23,005	43,641	40,471	39,136	45,240	66,389

Net interest income	321,144		317,746	671,154	498,826	380,706	326,668	318,148
Provision for credit losses	1,750		6,925	18,275	17,240	6,100	5,200	13,585

Net interest income after provision for credit losses	319,394		310,821	652,879	481,586	374,606	321,468	304,563
Noninterest income	58,718		61,261	122,872	95,427	75,535	56,043	53,833
Noninterest expense	159,197		158,386	330,002	247,196	198,457	163,745	166,594

Income before taxes	218,915		213,696	445,749	329,817	251,684	213,766	191,802
Provision for income taxes	73,342		71,053	148,308	108,419	83,783	72,017	64,094

Net income	$145,573		$142,643	$297,441	$221,398	$167,901	$141,749	$127,708

Per Share Data:
Basic earnings per share	$2.08		$2.10	$4.32	$3.66	$3.24	$3.03	$2.74
Diluted earnings per share	2.08		2.10	4.32	3.65	3.23	3.01	2.73
Book value per share	47.93		44.74	46.50	42.19	37.02	33.41	31.11
Cash dividends declared	0.5450		0.4800	0.9925	0.8850	0.8000	0.7200	0.6400
Dividend payout ratio	26.22%		22.88%	22.99%	24.41%	24.74%	23.80%	23.37%
Weighted average shares outstanding (basic) (in thousands)	70,035		67,936	68,855	60,421	51,794	46,846	46,621
Weighted average shares outstanding (diluted) (in thousands)	70,054		68,014	68,911	60,578	51,941	47,017	46,832
Shares outstanding at end of period (in thousands)	70,040		69,744	69,780	66,048	56,447	46,910	46,684

Balance Sheet Data (at period end):
Total assets	$21,686,287		$21,248,106	$21,507,733	$18,642,028	$14,583,573	$9,822,671	$9,476,572
Securities	9,698,079		8,851,235	9,045,776	8,224,448	7,442,065	4,658,936	4,617,116
Loans	9,114,335		9,308,162	9,244,183	7,775,221	5,179,940	3,765,906	3,485,023
Allowance for credit losses	80,972		73,266	80,762	67,282	52,564	51,594	51,584
Total goodwill and intangibles	1,936,023		1,931,342	1,933,138	1,713,569	1,243,321	945,533	953,034
Other real estate owned	2,806		5,093	3,237	7,299	7,234	8,328	11,053
Total deposits	17,001,664		17,281,055	17,693,158	15,291,271	11,641,844	8,060,254	7,454,920
Borrowings and notes payable	886,741		200,210	8,724	10,689	256,753	12,790	374,433
Junior subordinated debentures	—	(2)	167,531	167,531	124,231	85,055	85,055	92,265
Total shareholders’ equity	3,357,285		3,120,594	3,244,826	2,786,818	2,089,389	1,567,265	1,452,339

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
	2015		2014(1)	2014(1)	2013(1)	2012(1)	2011	2010(1)
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$21,563,894		$20,069,768	$20,596,929	$16,255,914	$12,432,666	$9,628,884	$9,278,380
Securities	9,466,434		8,608,411	8,723,011	7,932,782	6,364,917	4,625,833	4,508,918
Loans	9,161,349		8,616,796	8,988,069	6,202,897	4,514,171	3,648,701	3,394,502
Allowance for credit losses	80,775		69,919	72,714	57,001	51,770	51,871	52,151
Total goodwill and intangibles	1,934,595		1,777,346	1,853,350	1,395,323	1,078,804	949,273	940,080
Deposits	17,378,129		16,277,303	16,690,344	12,764,302	9,748,843	7,751,196	7,532,739
Junior subordinated debentures	59,374		145,881	154,902	91,584	85,055	86,557	92,265
Shareholders’ equity	3,310,256		2,960,105	3,080,324	2,378,234	1,844,334	1,513,749	1,406,159

Performance Ratios:
Return on average assets	1.35%		1.43%	1.44%	1.36%	1.35%	1.47%	1.38%
Return on average equity	8.80		9.72	9.66	9.31	9.10	9.36	9.08
Net interest margin (tax equivalent)	3.48		3.73	3.80	3.58	3.53	3.98	4.04
Efficiency ratio(3)	42.09		42.51	41.81	41.60	43.48	42.76	44.83

Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.39%		0.31%	0.40%	0.29%	0.25%	0.32%	0.45%
Net charge-offs to average loans (annualized)	0.03		0.02	0.05	0.04	0.11	0.14	0.41
Allowance for credit losses to period-end loans	0.89		0.79	0.87	0.87	1.01	1.37	1.48
Allowance for credit losses to nonperforming loans(5)	251.9		312.9	240.3	443.3	920.1	1,442.0	1,114.6

Capital Ratios:
Leverage ratio	7.35	%(7)	6.98%	7.69%	7.42%	7.10%	7.89%	6.87%
Average shareholders’ equity to average total assets	15.35		14.75	14.96	14.63	14.83	15.72	15.16
Common equity tier 1 capital(6)	12.91		N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	12.91	(7)	12.50	13.80	13.27	14.40	15.90	13.64
Total risk-based capital ratio	13.63	(7)	13.18	14.56	14.02	15.22	17.09	14.87

(1)	Prosperity completed the acquisition of F&M Bancorporation Inc. on April 1, 2014. Prosperity completed three acquisitions during the twelve-month period ended December 31, 2013 and four acquisitions during the twelve-month period ended December 31, 2012. Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Prosperity redeemed all outstanding junior subordinated debentures during the first quarter of 2015.
(3)	Calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(6)	Common equity tier 1 capital ratio is required under the Basel III Capital Rules effective January 1, 2015.
(7)	Calculated pursuant to the phase-in provisions of the Basel III Capital Rules.

Selected Historical Consolidated Financial Data of Tradition

The following table sets forth selected historical financial data of Tradition. The selected historical financial data as of and for each of the five years ended December 31, 2014 is derived from Tradition’s audited consolidated financial statements. The selected historical financial data as of June 30, 2015 and 2014 and for the six-month periods then ended are derived from Tradition’s unaudited interim financial statements, but Tradition’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Statements of Earnings Data:
Interest income	$9,264	$9,691	$19,132	$18,551	$18,910	$19,647	$20,773
Interest expense	1,252	1,499	2,935	3,082	3,412	4,040	5,582

Net interest income	8,012	8,192	16,197	15,469	15,498	15,607	15,191
Provision for loan losses	—	50	50	200	426	428	375

Net interest income after provision for loan losses	8,012	8,142	16,147	15,269	15,071	15,179	14,816
Noninterest income	1,116	954	1,975	1,661	2,039	1,830	1,721
Noninterest expense	6,763	6,814	13,494	12,769	12,989	13,588	13,584

Earnings before income taxes	2,365	2,282	4,628	4,161	4,122	3,421	2,953
Provision for income tax expense	(290)	(183)	(430)	(282)	(331)	(234)	(347)

Net earnings	$2,075	$2,099	$4,198	$3,879	$3,791	$3,187	$2,606

Per Share Data:
Basic earnings per share	$3.03	$3.06	$6.13	$5.67	$5.54	$4.66	$3.81
Book value per share	65.85	62.12	63.87	58.11	55.81	51.22	45.82
Cash dividends declared	0.60	0.60	1.50	1.50	1.50	1.00	—
Dividend payout ratio	19.80%	19.61%	24.47%	26.46%	27.08%	21.46%	—
Shares outstanding at end of period	684,557	684,557	684,557	684,557	684,557	684,557	684,557

Balance Sheet Data (at period end):
Total assets	$521,902	$524,287	$528,533	$502,308	$490,673	$454,764	$422,378
Securities	250,422	227,291	247,299	218,025	191,872	164,178	130,908
Loans	241,880	232,125	222,980	231,921	219,758	223,324	245,788
Allowance for loan losses	4,432	4,235	4,327	4,075	3,929	3,614	3,504
Total goodwill and intangibles	788	788	788	788	788	788	788
Other real estate owned	1,178	1,245	1,245	1,178	3,302	6,204	8,519
Deposits	463,778	467,330	467,715	445,335	438,336	403,593	375,190
Borrowings and notes payable	4,463	5,869	8,570	8,409	5,827	7,486	7,697
Junior subordinated debentures	7,000	7,000	7,000	7,000	7,000	7,000	7,000
Shareholders’ equity	45,079	42,529	43,720	39,779	38,204	35,062	31,369

Average Balance Sheet Data:
Total assets	$523,621	$521,959	$529,572	$486,533	$468,139	$437,448	$426,700
Securities	251,421	222,810	229,805	205,814	184,244	141,741	115,280
Loans	229,377	231,989	224,725	224,427	221,348	235,067	257,521
Deposits	465,025	464,377	471,088	434,101	417,242	389,455	382,423
Shareholders’ equity	45,112	41,730	42,578	39,052	37,221	33,194	30,109

Performance Ratios:
Return on average assets	0.79%	0.80%	0.79%	0.80%	0.81%	0.73%	0.61%
Return on average equity	9.20	10.06	9.86	9.98	10.19	9.60	8.66
Net interest margin	3.21	3.27	3.31	3.30	3.48	3.80	3.93
Efficiency ratio(1)	77.62	76.99	77.09	75.30	75.70	78.50	80.80

	As of and for the Six Months Ended June 30,			As of and for the Years Ended December 31,
	2015		2014	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	1.36%		0.85%	1.27%	1.31%	1.93%	3.12%	3.66%
Net charge-offs to average loans (annualized)	(0.05)		(0.05)	(0.09)	0.02	0.05	0.14	0.30
Allowance for loan losses to period-end loans	1.83		1.82	1.94	1.76	1.79	1.62	1.43
Allowance for loan losses to nonperforming loans(3)	134.2		214.5	271.5	218.6	247.6	381.6	440.8

Capital Ratios(2):
Leverage ratio	9.69	%(5)	8.88%	8.99%	9.14%	8.81%	8.62%	8.68%
Average shareholders’ equity to average total assets	9.81		9.34	9.36	9.47	9.45	9.19	8.70
Common equity tier 1 capital to risk weighted assets(4)	13.51		N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	15.68	(5)	17.93	17.83	17.94	18.21	17.71	15.37
Total risk-based capital ratio	16.95	(5)	19.21	19.11	19.22	19.49	18.99	16.62

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(4)	Common equity tier 1 capital ratio is required under the Basel III Capital Rules effective January 1, 2015.
(5)	Calculated pursuant to the phase-in provisions of the Basel III Capital Rules.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on August 5, 2015, the business day prior to the announcement of the proposed merger, and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of Tradition stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Tradition stock is not provided because there is no active market for Tradition stock. Based on 684,557 shares of Tradition common stock issued and outstanding as of [●], 2015, holders of Tradition stock will receive 0.99287 shares of Prosperity common stock plus $56.97 in cash, subject to adjustment, for each share they own. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in an adjustment to the exchange ratio or the per share cash consideration or a combination of the two. Because of the possibility of such an adjustment, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock(1)	Equivalent Pro Forma Value Per Share of Tradition Common Stock(2)
August 5, 2015	$55.74	$112.31
[●], 2015	[●]	[●]

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 0.99287 and adding the assumed per share cash consideration of $56.97, assuming no adjustments.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that Tradition shareholders receive for their shares of Tradition stock.

Under the terms of the reorganization agreement, and subject to certain exceptions as described elsewhere in this proxy statement/prospectus, the number of shares of Prosperity common stock to be issued as part of the merger consideration is fixed at 679,679 shares. The market price of the Prosperity common stock may vary from its price on the date immediately prior to the public announcement of the merger, the date of this proxy statement/prospectus, the date of Tradition’s special meeting and the date for determining the average closing price. The market price of Prosperity common stock may fluctuate as a result of a variety of factors, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of Prosperity. The market value of the shares of Prosperity common stock that a Tradition shareholder receives in the merger will decline correspondingly with any declines in the market price of Prosperity common stock prior to and as of the date the merger consideration is paid, subject to the limitations discussed in the following paragraph.

If the average closing price of Prosperity common stock falls below $48.77 and the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, Tradition may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the exchange ratio or the per share cash consideration or a combination of the two so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $72,147,945. If Prosperity increases the merger consideration, Tradition will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to increase the merger consideration, Tradition may terminate the reorganization agreement. Further, if the average closing price of Prosperity common stock is greater than $65.98, the merger consideration will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $83,845,220.

Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure Tradition’s shareholders of the market value or number of shares of Prosperity common stock or the amount of cash consideration that they will receive in the merger. Accordingly, at the time Tradition’s shareholders vote with respect to the reorganization agreement, they will not know the market value or number of shares of Prosperity common stock or the amount of cash consideration that they will receive in the merger.

If the average closing price of Prosperity common stock falls below $48.77 and the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15%, and if Prosperity does not elect to increase the merger consideration, Tradition has the right to terminate the reorganization agreement and the merger would not occur.

If the average closing price for Prosperity common stock is less than $48.77 per share and the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger,

Prosperity has the discretion, but not the obligation, to increase the merger consideration by increasing the cash consideration or the exchange ratio or a combination of the two so that, as a result of such adjustment, the merger consideration, based on the average closing price, is no less than $72,147,945. If Prosperity elects not to increase the merger consideration, Tradition may terminate the reorganization agreement.

As a result, even if Tradition shareholders approve the reorganization agreement, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and Tradition’s board of directors has the power to choose not to terminate the reorganization agreement and proceed with the merger if Prosperity does not increase the merger consideration, there is no obligation of either board to exercise such power.

The equity capital of Tradition at closing could be less than that required by the reorganization agreement, which would result in the reduction of the amount of the cash consideration that Tradition shareholders would be entitled to receive.

The amount of cash consideration that Tradition shareholders would be entitled to receive in the merger will be reduced if Tradition’s equity capital is less than $42,700,000, in the manner and under the circumstances set forth in the reorganization agreement. Accordingly, at the time Tradition shareholders vote with respect to the reorganization agreement, they will not know the exact value of the cash consideration they will be entitled to receive in the merger.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting Tradition common stock or Prosperity common stock currently.

The businesses of Prosperity and Tradition differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and Tradition. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

The Federal Reserve System must approve, or waive approval of, the merger and the FDIC and the TDB must approve the merger of Tradition Bank with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. Although the Federal Reserve has waived approval of the merger and the FDIC has approved the bank merger, there can be no assurance as to whether all of the required regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

Tradition will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Tradition and consequently, if the merger occurs, on Prosperity. These uncertainties may impair Tradition’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Tradition to seek to change existing business relationships with Tradition, which could negatively affect Tradition’s results of operations. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts Tradition from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent Tradition from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page [●] of this proxy statement/prospectus for a description of the restrictive covenants to which Tradition is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and Tradition have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of Tradition may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of Tradition may be different from those of the Tradition shareholders generally, and directors and officers of Tradition may be participants in arrangements that are different from, or in addition to, those of the Tradition shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of Tradition in the Merger” beginning on page [●].

Prosperity may fail to realize the cost savings estimated for the merger.

Although Prosperity estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and Tradition in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Tradition shareholders will have a significantly reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

Tradition shareholders currently have the right to vote in the election of the board of directors of Tradition and on other matters affecting Tradition. The merger will transfer control of Tradition to Prosperity and to the shareholders of Prosperity. When the merger occurs, each Tradition shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of Tradition. Because of this, Tradition shareholders will have significantly less influence on the management and policies of Prosperity than they now have on the management and policies of Tradition.

The fairness opinion obtained by Tradition from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, Tradition’s financial advisor in connection with the proposed merger, has delivered to the board of directors of Tradition its written opinion dated as of August 5, 2015. The opinion of Sandler O’Neill stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the holders of Tradition common stock from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Prosperity or Tradition, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Prosperity and Tradition.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. More specifically, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers and the completion of acquisitions. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas and Oklahoma in which it operates and where its loans are concentrated. The local economic conditions in Texas and Oklahoma have a significant impact on Prosperity’s commercial, real estate and construction, land development and other land loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. Accordingly, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. While Texas and Oklahoma fared well through the Great Recession, if prolonged, the recent decline in oil prices may negatively impact economic conditions in these areas. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its financial condition and results of operations.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities.

Changes in monetary policy, including changes in interest rates, could influence the interest Prosperity receives on loans and securities and the amount of interest it pays on deposits and borrowings, and could also affect (i) Prosperity’s ability to originate loans and obtain deposits, (ii) the fair value of Prosperity’s financial assets and liabilities and (iii) the average duration of Prosperity’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, Prosperity’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments decrease more quickly than the interest rates paid on deposits and other borrowings. Further, Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s inability to find suitable acquisition candidates and failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market that could adversely affect its financial condition, results of operations and cash flows.

Approximately 76.7% of Prosperity’s total loans as of June 30, 2015 consisted of loans included in the real estate loan portfolio with 11.7% in construction and land development, 28.1% in residential real estate and 36.9% in commercial real estate (including farmland and multifamily residential). The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

Prosperity’s commercial real estate and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial real estate and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of June 30, 2015, commercial real estate (including farmland and multifamily residential) and commercial loans totaled $5.01 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. These types of loans are also typically larger than residential real estate loans. Accordingly, the deterioration of one or several of these loans could cause a significant increase in nonperforming loans, which could result in a loss of earnings from these loans and an increase in the provision for credit losses and net charge-offs.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, while commercial real estate loans generally will be serviced from income on the properties securing the loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. The determination of the appropriate level of the allowance inherently involves a high degree of subjectivity and requires Prosperity to make significant estimates of current credit risks, future trends and general economic conditions, all of which may undergo material changes. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which could materially harm Prosperity’s operating results.

Prosperity makes loans to privately-owned businesses, many of which are considered to be small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At June 30, 2015, Prosperity’s goodwill totaled $1.88 billion. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity’s accounting estimates and risk management processes rely on analytical and forecasting models.

The processes Prosperity uses to estimate its probable credit losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on Prosperity’s financial condition and results of operations, depends upon the use of analytical and forecasting models and tools. These models and tools reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are accurate, the models and tools may prove to be inadequate or inaccurate because of other flaws in their design or their implementation. Any such failure in Prosperity’s analytical or forecasting models and tools could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance.

Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. Moreover, if Prosperity needs to raise capital in the future, it may have to do so when many other financial institutions are also seeking to raise capital and would have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

New lines of business or new products and services may subject Prosperity to additional risks.

From time to time, Prosperity may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Prosperity may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Prosperity’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether caused by physical damage, hackers, viruses or other malware, could jeopardize the security of information stored in and transmitted through Prosperity’s computer systems and network infrastructure as well as result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. While Prosperity maintains specific “cyber” insurance coverage, which would apply in the event of various breach scenarios, the amount of coverage may not be adequate in any particular case. In addition, cyber threat scenarios are inherently difficult to predict and can take many forms, some of which may not be covered under Prosperity’s cyber insurance coverage. Although Prosperity, with the help of third-party service providers, has and intends to continue to implement security technology and operational procedures to prevent such damage, there can be no assurance that these security measures will entirely mitigate these risks. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms Prosperity and its third- party service providers use to protect client transaction data. The occurrence of any such failures, interruptions or security breaches could damage Prosperity’s reputation, result in a loss of customer business, subject Prosperity to additional regulatory scrutiny or expose Prosperity to civil litigation and possible financial liability, any of which could have a material adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity is subject to certain risks in connection with its use of technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows. Further, as technology advances, the ability to initiate transactions and access data has become more widely distributed among mobile devices, personal computers, automated teller machines, remote deposit capture sites and similar access points. These technological advances increase cybersecurity risk. While Prosperity maintains programs intended to prevent or limit the effects of cybersecurity risk, there is no assurance that unauthorized transactions or unauthorized access to customer information will not occur. The financial, reputational and regulatory impact of unauthorized transactions or unauthorized access to customer information could be significant.

Prosperity’s operations rely on external vendors.

Prosperity relies on certain external vendors to provide products and services necessary to maintain day-to-day operations of Prosperity. These third parties provide key components of Prosperity’s business operations such as data processing, recording and monitoring transactions, online banking interfaces and services, Internet connections and network access. While Prosperity has selected these third-party vendors carefully, it does not control their actions. Any complications caused by these third parties, including those resulting from disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, cyber-attacks and security breaches at a vendor, failure of a vendor to provide services for any reason or poor performance of services, could adversely affect Prosperity’s ability to deliver products and services to its customers and otherwise conduct its business. Financial or operational difficulties of a third-party vendor could also hurt Prosperity’s operations if those difficulties interfere with the vendor’s ability to provide services. Furthermore, Prosperity’s vendors could also be sources of operational and information security risk, including from breakdowns or failures of their own systems or capacity constraints. Replacing these third-party vendors could also create significant delay and expense. Problems caused by external vendors could be disruptive to Prosperity’s operations, which could have a material adverse impact on Prosperity’s business and, in turn, Prosperity’s financial condition and results of operations.

Prosperity’s business may be adversely affected by security breaches at third parties.

Prosperity’s customers interact with their own and other third party systems, which pose operational risks to Prosperity. Prosperity may be adversely affected by data breaches at retailers and other third parties who maintain data relating to Prosperity’s customers that involve the theft of customer data, including the theft of customers’ debit card, credit card, wire transfer and other identifying and/or access information used to make purchases or payments at such retailers and to other third parties. Despite third-party security risks that are beyond Prosperity’s control, Prosperity offers its customers protection against fraud and attendant losses for unauthorized use of debit and credit cards in order to stay competitive in the marketplace. Offering such protection to customers exposes Prosperity to significant expenses and potential losses related to reimbursing Prosperity’s customers for fraud losses, reissuing the compromised cards and increased monitoring for suspicious activity. In the event of a data breach at one or more retailers of considerable magnitude, Prosperity’s business, financial condition and results of operations may be adversely affected.

Prosperity is subject to claims and litigation pertaining to intellectual property.

Banking and other financial services companies, such as Prosperity, rely on technology companies to provide information technology products and services necessary to support Prosperity’s day-to-day operations. Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. Competitors of Prosperity’s vendors, or other individuals or companies, have from time to time claimed to hold intellectual property sold to Prosperity by its vendors. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.

Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, Prosperity may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, disruptive to Prosperity’s operations and distracting to management. If Prosperity is found to infringe one or more patents or other intellectual property rights, it may be required to pay substantial damages or royalties to a third-party. In certain cases, Prosperity may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase Prosperity’s operating expenses. If legal matters related to intellectual property claims were resolved against Prosperity or settled, Prosperity could be required to make payments in amounts that could have a material adverse effect on its business, financial condition and results of operations.

Prosperity is subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to Prosperity’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to Prosperity’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to Prosperity, they may result in significant financial liability, adversely affect the market perception of Prosperity and its products and services and/or impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on Prosperity’s business, financial condition and results of operations. Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the performance of and government intervention in the financial services sector during the several years prior to the implementation of such Act. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity’s risk management framework may not be effective in identifying, managing or mitigating risks and/or losses to it.

Prosperity has implemented a risk management framework to identify and manage its risk exposure. This framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which Prosperity is subject, including, among others, credit, market, liquidity, operational, financial, interest rate, legal and regulatory, compliance, strategic, reputation, fiduciary and general economic risks. Prosperity’s framework also includes financial or other modeling methodologies, which involves management assumptions and judgment. In addition, under this framework, Prosperity has developed a risk appetite statement to detail its risk tolerance levels at an enterprise-wide level. There is no assurance that this risk management framework will be effective under all circumstances or that it will adequately identify, manage or mitigate any risk or loss to Prosperity. If this framework is not effective, Prosperity may be subject to potentially adverse regulatory consequences and could suffer unexpected losses and its financial condition or results of operations could be materially adversely affected.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•	a provision that any special meeting of Prosperity’s shareholders may be called only by the Chairman of the Board and Chief Executive Officer, the President, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s Board of Directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Board of Directors.

Prosperity’s principal source of funds to pay dividends on the shares of common stock is cash dividends that Prosperity receives from the Bank. Various banking laws applicable to the Bank limit the payment of dividends and other distributions by the Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and Tradition will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of Tradition’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or Tradition’s interest margins;

•	general business and economic conditions in the markets Prosperity or Tradition serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or Tradition’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of Tradition and is being furnished to all record holders of Tradition common stock in connection with the solicitation of proxies by the board of directors of Tradition to be used at a special meeting of shareholders of Tradition to be held on [●], 2015. The purpose of the Tradition special meeting is to consider and vote upon a proposal to adopt and approve the reorganization agreement, dated as of August 5, 2015, by and between Prosperity and Tradition and the transactions contemplated thereby, including, among other things, the merger of Tradition with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of Tradition common stock upon completion of the merger.

TRADITION SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Tradition shareholders will be held on [●], 2015 at [●] [●].m., local time, at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081.

Matters to be Considered

The purpose of the special meeting is to consider and vote on a proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of Tradition with and into Prosperity. At the special meeting, Tradition shareholders will also be asked to consider and vote on a proposal to adjourn the special meeting to a later date, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby, as well any other matters that may be properly brought before the special meeting. We know of no other matters to be brought before the special meeting, but if other matters are brought before the special meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interests of Tradition and its shareholders.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Tradition common stock as of 5:00 p.m., local time, on [●], 2015, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. As of 5:00 p.m. on that date, there were [●] shares of Tradition common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of Tradition will be entitled to one vote for each share of common stock owned of record on [●], 2015. The holders of a majority of the shares of Tradition common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Tradition common stock on [●], 2015 is required to adopt and approve the reorganization agreement and the transactions contemplated thereby. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and the adjournment proposal are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from such customers. Any abstentions, broker non-votes or otherwise failing to vote on the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby will have the same effect as a vote “AGAINST” such proposal. Any abstentions on the proposal to adjourn the special meeting, if necessary or appropriate, will have the same effect as a vote “AGAINST” such proposal, but any broker non-votes or otherwise failing to vote on this proposal will have no effect on the outcome of the adjournment proposal. The board of directors of Tradition encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Shares Held by Officers and Directors

The directors of Tradition and Tradition Bank as well as an advisory director of Tradition Bank have entered into an agreement to vote the shares of Tradition common stock they control in favor of the adoption and approval of the reorganization agreement and the transactions contemplated thereby. As of the record date, [●] shares of Tradition common stock, or approximately [●]% of the outstanding shares of the common stock entitled to vote at the special meeting, were subject to the voting agreement. Based on the number of shares of Tradition common stock subject to the voting agreement, shareholders holding an additional [●]% of the outstanding shares of Tradition common stock would have to vote their shares in favor of the reorganization agreement proposal in order for such proposal to be approved.

The board of directors of Tradition unanimously recommends that you vote “FOR” the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby. The proxy also grants authority to the persons designated such the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Tradition at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Tradition;

•	executing a proxy bearing a later date and delivering that proxy to the Secretary of Tradition at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies must be sent to: Tradition Bancshares, Inc., 5501 Bissonnet, Houston, Texas 77081, Attention: Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Tradition. Tradition is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Tradition intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Tradition will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices, including the reorganization agreement, in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of Tradition with and into Prosperity. If the shareholders of Tradition approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed during the fourth quarter of 2015 and effective on January 1, 2016, although delays could occur. As a result of the merger, holders of Tradition common stock will be entitled to receive whole shares of Prosperity common stock and cash, with additional cash payable in lieu of a fractional share, and will no longer be owners of Tradition stock. As a result of the merger, certificates for Tradition common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of Tradition common stock will be converted into an aggregate of 679,679 shares of Prosperity common stock and $39,000,000 in cash, both of which are subject to adjustment under certain circumstances as set forth in the reorganization agreement, as discussed below. Based on [●] shares of Tradition common stock issued and outstanding as of [●], 2015, holders of Tradition common stock will receive [●] shares of Prosperity common stock (plus cash in lieu of a fractional share) and $[●] in cash, subject to adjustment as described below, for each share they own.

More specifically, if (1) the average closing price of the Prosperity common stock is less than $48.77 and (2) the Prosperity Ratio is greater than the Index Ratio plus 0.15, then Tradition may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by increasing the exchange ratio or the per share cash consideration or a combination of the two so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $72,147,945. The Prosperity Ratio, as such term is used herein, is the number obtained by dividing (A) $57.38 (the closing price of Prosperity common stock on June 12, 2015) minus the average closing price by (B) $57.38. The Index Ratio, as such term is used herein, is the number obtained by dividing (Y) $44.10 (the closing price of the PowerShares KBW Regional Banking Portfolio on June 12, 2015) minus the five consecutive trading day average closing price of the PowerShares KBW Regional Banking Portfolio ending on and including the fifth trading day immediately prior to the closing date by (Z) $44.10. If Prosperity elects to increase the exchange ratio or the per share cash consideration or a combination of the two, Tradition will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to increase the merger consideration, Tradition may terminate the reorganization agreement.

The merger consideration will also be adjusted if the average closing price is greater than $65.98. In that event, the exchange ratio or the per share cash consideration or a combination of the two will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $83,845,220.

The merger consideration also will be reduced if Tradition’s equity capital on the closing date is less than $42,700,000. More specifically, as a result of such an event, the cash to be paid to Tradition shareholders will be reduced by the amount of such deficiency. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of Tradition, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, Tradition must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average of the closing price of the Prosperity common stock on the New York Stock Exchange for the five (5) consecutive trading days ending on and including the fifth trading day preceding the closing date.

Background of the Merger

From time to time, the board of directors of Tradition has considered various strategic alternatives to enhance and maximize shareholder value. These strategic alternatives include continuing as an independent institution, as well as establishing or acquiring additional branch offices or other smaller banks. Additionally, Tradition has periodically received inquiries from potential acquirers and merger partners.

In recent years Tradition’s board of directors has observed the increase in consolidation activity in the financial institutions industry as banking institutions sought to become larger or become part of larger organizations as a way to address difficult operating conditions and rising costs due to increased regulatory compliance. In September 2014, Tradition engaged Sandler O’Neill to provide advice in connection with a possible sale of Tradition. In connection with the engagement, Sandler O’Neill solicited interest in Tradition from 12 possible acquirers, including Prosperity. From November 2014 into December 2014, two of the contacted parties (Bank A and Bank B) each submitted written indications of interest in Tradition. These written proposals ranged from $77.5 million to $80.0 million with differing components of cash and stock and each with conditions which might have adjusted downward the ultimate consideration to be received by Tradition shareholders. Prosperity also expressed interest in Tradition; and although it did not formalize its level of interest, Prosperity orally indicated it was at valuation levels below the other two interested parties, and with a significant stock component in its proposal. During this period, management of Tradition met with each of the three institutions to discuss their proposals and level of interest.

Beginning in late November 2014, world energy markets began to significantly weaken as a result of perceived supply/demand imbalance. As a result of the weakening prices for energy, there was a corresponding weakness in the public trading valuations of certain regional banking institutions which were perceived to have exposure to the energy industry. In January 2015, due to the extreme volatility of the world energy markets and the impact on stock valuations, both Bank A and Bank B indicated their unwillingness to proceed at the valuation levels originally indicated with their indications of interest. While both expressed continued interest in Tradition, the revised oral interest levels expressed by both parties were at significantly lower valuation levels. Prosperity neither confirmed its original oral indication nor indicated a desire to pursue a transaction with Tradition. At this point, the board of directors, in consultation with its legal and financial advisors determined that due to the volatile nature of the markets, it would not proceed with a potential transaction with any party at that time.

From January 2015 through May 2015, Sandler O’Neill remained in contact with all parties originally contacted and ultimately received an updated written indication of interest from Bank A. This updated indication of interest reflected a $72 million proposal (assuming a 50/50 stock/cash mix) and subsequently a $71 million all-cash proposal. The board of directors of Tradition determined there was no change in its decision not to proceed with a transaction.

In late May 2015, a representative of Sandler O’Neill was contacted by the Chief Executive Officer of Prosperity indicating a renewed interest in potentially acquiring Tradition. Prosperity, management of Tradition and a representative of Sandler O’Neill engaged in various discussions around economic terms, including increasing the absolute valuation of Prosperity’s proposal, increasing the percentage of cash in the proposal and providing a form of collar on valuation depending upon the ultimate price of the stock to be received by Tradition shareholders from Prosperity. These discussions resulted in Prosperity’s willingness to propose a stated transaction value (dependent on Prosperity’s stock price) of $78 million, with 50% of the consideration to be paid in cash. During these discussions, both Bank A and Bank B were contacted to gauge their interest in pursuing a combination with Tradition. Neither institution elected to proceed at a higher valuation, and Tradition, through Sandler O’Neill, further investigated the Prosperity offer. On June 15, 2015, Tradition received a letter of intent from Prosperity. On June 17, 2015, Tradition’s board of directors met to evaluate the Prosperity letter of intent.

From June 18, 2015 to June 26, 2015, Tradition and Prosperity negotiated the letter of intent. On June 26, 2015, after consideration of the offer and the status of the negotiations, the full board of directors approved the Prosperity letter of intent and the letter of intent was executed.

From June 29, 2015 to August 4, 2015 Prosperity conducted due diligence on Tradition. Tradition also conducted reverse due diligence on Prosperity.

Tradition received the first draft of the reorganization agreement from Prosperity on July 9, 2015 and from July 9, 2015 to August 5, 2015, the parties negotiated the reorganization agreement.

On July 15, 2015, Tradition’s and Tradition Bank’s respective boards of directors met and heard a presentation from legal counsel on the terms of the draft reorganization agreement as received from Prosperity and Tradition’s comments on the draft reorganization agreement. The boards also received an update on the status of the negotiations of the reorganization agreement and the ancillary agreements. The boards then discussed the terms and conditions of the reorganization agreement and the merits of the proposed merger.

On August 4, 2015, Tradition’s and Tradition Bank’s respective boards of directors met and received an update on the status of the negotiations of the reorganization agreement and the ancillary agreements from Tradition’s executive officers and legal counsel and further discussed the merits of the proposed merger and the terms and conditions of the reorganization agreement and ancillary agreements.

On August 5, 2015 Tradition’s board of directors met and after presentation and delivery of the fairness opinion by Sandler O’Neill, presentation of the reorganization agreement by legal counsel, and further discussion, Tradition’s board of directors unanimously approved the reorganization agreement. Anne Stevenson did not attend the presentations, but voted with the board of directors.

The Prosperity board of directors separately approved the reorganization agreement on July 21, 2015.

On August 5, 2015, Tradition and Prosperity entered into the reorganization agreement and, on August 6, 2015, Prosperity issued a press release announcing the proposed merger.

Tradition’s Reasons for the Merger and Recommendations of the Board of Tradition

Tradition’s board of directors believes that the merger is in the best interest of Tradition and its shareholders. Accordingly, Tradition’s board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that Tradition’s shareholders vote FOR the proposal to approve the reorganization agreement.

In approving the reorganization agreement, Tradition’s board of directors consulted with its financial advisors with respect to the financial aspects and fairness of the proposed merger and with its legal counsel as to its legal duties and the terms of the reorganization agreement and related agreements.

The terms of the reorganization agreement, including the consideration to be paid to Tradition’s shareholders, were the result of arm’s length negotiations between representatives of Tradition and representatives of Prosperity. In arriving at its determination to approve the reorganization agreement, Tradition’s board of directors considered a number of factors, including the following:

•	The current and prospective environment in which Tradition operates, including national, regional and local economic conditions, and the competitive environment for banks, thrifts and other financial institutions generally.

•	The increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking and financial services industry.

•	The additional capital, liquidity and resources needed for Tradition’s operations to continue to grow and the future prospects for Tradition as an independent going concern.

•	The results that Tradition could expect to obtain if it continued to operate independently and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Prosperity.

•	The perceived need to grow to a larger size quickly in the current regulatory environment.

•	The perceived need to have the resources to keep pace with technology and cybersecurity risks.

•	That the proposed merger is for a combination of cash and Prosperity common stock, which is publicly traded on the New York Stock Exchange, which may provide liquidity to shareholders, contrasted with the absence of a public market for Tradition’s common shares.

•	The August 5, 2015 opinion of Sandler O’Neill that the consideration to be paid by Prosperity is fair to the holders of Tradition common stock from a financial point of view.

•	The terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits Tradition’s board of directors, in the exercise of its fiduciary duties and upon payment of termination fee and certain expenses to Prosperity, under certain conditions.

•	That under the reorganization agreement Tradition cannot solicit competing proposals for the acquisition of Tradition.

•	The compatibility of Prosperity’s management team with that of Tradition and the general strategic fit of the entities.

•	That some of Tradition’s directors and executive officers have other financial interests in the merger in addition to their interests as Tradition shareholders, including financial interests that are the result of compensation arrangements with Tradition, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons will enter into with Prosperity in connection with the merger.

•	The treatment of the merger as a “reorganization” within the meaning of the Code for federal income tax purposes.

•	That the cash portion of the merger consideration will be taxable to Tradition’s shareholders upon completion of the merger.

•	The non-economic terms of the transaction, including the possible effects on existing customers and employees of Tradition.

•	The requirement that Tradition conduct its business in the ordinary course and the other restrictions on the conduct of Tradition’s business before completion of the merger.

•	The financial condition and resources of Prosperity.

•	The likelihood that the transaction will be approved in a timely manner by regulatory authorities.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of Tradition in approving the merger and the reorganization agreement. In reaching its determination, the board of directors of Tradition did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of Tradition believes that the merger is in the best interests of Tradition and its shareholders and therefore the board of directors of Tradition unanimously approved the reorganization agreement and the merger. Each member of Tradition’s board of directors has agreed to vote the stock of Tradition over which he or she has voting authority in favor of the reorganization agreement and the merger.

TRADITION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of Tradition is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for Tradition, the market condition of the market area in which Tradition conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will enhance Prosperity’s presence in the Houston area, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both Tradition and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of Tradition’s Financial Advisor

By letter dated September 4, 2014, Tradition retained Sandler O’Neill to act as its financial advisor in connection with the board of directors’ consideration of a possible sale of Tradition. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Tradition board of directors selected Sandler O’Neill to act as its financial advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

At the meeting of the board of directors of Tradition on August 5, 2015, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Tradition common stock from a financial point of view. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s Fairness Opinion Committee. The full text of Sandler O’Neill’s written opinion, dated August 5, 2015, is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Tradition shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to Tradition’s board of directors and is directed only to the fairness of the merger consideration to the holders of Tradition common stock from a financial point of view. It does not address the underlying business decision of Tradition to engage in the merger or any other aspect of the merger and is not a recommendation to any Tradition shareholder as to how such shareholder should vote at the special meeting with respect to the reorganization agreement, the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the reorganization agreement;

•	certain publicly available financial statements and other historical financial information of Tradition that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Prosperity that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Tradition for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of Tradition;

•	publicly available median analyst earnings per share estimates for Prosperity for the years ending December 31, 2015 through December 31, 2017 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter as discussed with the senior management of Prosperity;

•	certain projected transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Prosperity;

•	a comparison of certain financial information for Tradition and Prosperity, including stock trading information, with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

•	the financial terms and structures of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Tradition the business, financial condition, results of operations and prospects of Tradition and held similar discussions with the senior management of Prosperity regarding the business, financial condition and results of operations of Prosperity.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Tradition, that Sandler O’Neill discussed with Prosperity or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of senior management of each of Tradition and Prosperity that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Tradition, Prosperity or any of their respective subsidiaries, nor did Sandler O’Neill review any individual credit files of Tradition or Prosperity. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Tradition or Prosperity and Sandler O’Neill assumed, with Tradition’s consent, that the respective allowances for loan losses for both Tradition and Prosperity were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for Tradition for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of Tradition, and publicly available median analyst earnings per share estimates for Prosperity for the years ending December 31, 2015 through December 31, 2017 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter, as discussed with the senior management of Prosperity. Sandler O’Neill also used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Prosperity. With respect to those projections and estimates, the respective senior management of Tradition and Prosperity confirmed to Sandler O’Neill that those projections and estimates reflected the best currently available projections and estimates of those respective managements of the future financial performance of Tradition and Prosperity, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to any such projections or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Tradition or Prosperity since the date of the most recent financial data made available to Sandler O’Neill as of the date of its opinion. Sandler O’Neill assumed in all respects material to its analysis that Tradition and Prosperity would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

Sandler O’Neill also assumed, with Tradition’s consent, that (i) each of the parties to the reorganization agreement would comply in all material respects with all material terms of the reorganization agreement, that all of the representations and warranties contained in the reorganization agreement were true and correct in all material respects, that each of the parties to the reorganization agreement would perform in all material respects all of the covenants required to be performed by such party under the reorganization agreement and that the conditions precedent in the reorganization agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have had an adverse effect on Tradition or Prosperity, (iii) the merger and any related transaction would be consummated in accordance with the terms of the reorganization agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) there would not be any increase or decrease in the amount of the per share stock consideration or per share cash consideration.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Tradition or Prosperity and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the merger transaction values or public trading values, as the case may be, of Tradition and Prosperity and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Tradition, Prosperity and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Tradition’s board of directors at its August 5, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by Tradition’s board of directors in making its determination to approve the reorganization agreement and the transactions contemplated by the reorganization agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision Tradition’s board of directors or management with respect to the fairness of the merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. For purposes of its fairness opinion analysis, Sandler calculated the per share consideration to be received by the holders of Tradition common stock to be (i) 0.9929 shares of Prosperity common stock and (ii) $56.97 in cash, pursuant to the terms of the reorganization agreement and subject to the adjustments and limitations as set forth in the reorganization agreement. Assuming 684,557 shares of Tradition common stock outstanding as of August 5, 2015, the aggregate merger consideration is approximately $76.5 million ($39.0 million in cash consideration and $37.5 million in stock consideration). Based upon financial information as or for the twelve month period ended June 30, 2015, Sandler O’Neill calculated the following transaction ratios:

Transaction Value Per Share / Tangible Book Value Per Share:	173%
Transaction Value Per Share / Last Twelve Months Earnings Per Share:	17.0x
Transaction Value Per Share / 2015 Estimated Earnings Per Share:	18.1x
Transaction Value Per Share / 2016 Estimated Earnings Per Share:	15.0x
Tangible Book Premium / Core Deposits(1):	8.4%

(1)	Core deposits defined as total deposits less time deposits greater than $100,000.

Tradition—Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Tradition to a group of financial institutions selected by Sandler O’Neill. The group of financial institutions included public banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges, headquartered in the Southeast and Southwest regions with total assets, as of

June 30, 2015, between $250 million and $750 million and NPAs / Assets less than 5%. This group excluded announced merger targets.

The comparable group was composed of the following companies:

Athens Bancshares Corporation	First West Virginia Bancorp, Inc.
Bank of South Carolina Corporation	Home Federal Bancorp, Inc. of Louisiana
Bank of the James Financial Group, Inc.	Jacksonville Bancorp, Inc.
Carolina Bank Holdings, Inc.	Select Bancorp, Inc.
Carolina Trust Bank	Southcoast Financial Corporation
Cordia Bancorp Inc.	Southwest Georgia Financial Corporation
Fauquier Bankshares, Inc.	United Security Bancshares, Inc.
First Capital Bancorp, Inc.

The analysis compared publicly available financial information for Tradition and the mean and median financial and market trading data for the Tradition peer group as of or for the period ended June 30, 2015, with pricing data as of August 4, 2015.

The table below sets forth the regulatory bank level data for Tradition and the mean and median data for the Tradition peer group.

Comparable Group Analysis

	Tradition	Comparable Group Median	Comparable Group Mean
Total Assets (in millions)	$522	$491	$474
Market Capitalization (in millions)	N/A	$50	$50
Price / Tangible Book Value	N/A	106%	117%
Price / Last Twelve Months Earnings Per Share	N/A	13.8x	14.4x
Last Twelve Months Net Interest Margin	3.54%	3.77%	3.85%
Last Twelve Months Efficiency Ratio	69.5%	75.3%	75.7%
Last Twelve Months Return on Average Assets	0.81%	0.80%	0.86%
Last Twelve Months Return on Average Equity	8.52%	8.37%	8.83%
Tangible Common Equity / Tangible Assets	9.74%	9.32%	9.90%
Leverage Ratio	9.61%	9.75%	10.43%
Total Risk Based Capital Ratio	16.66%	15.14%	15.99%
Loan Loss Reserve / Gross Loans	1.83%	1.34%	1.47%
Net Charge-Offs / Average Loans	(0.14)%	0.01%	0.11%
Non-Performing Assets(1) / Total Assets	0.51%	1.71%	1.65%
Current Dividend Yield	N/A	0.7%	1.2%

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and other real estate owned.

Note: Comparable group analysis reflects publicly available GAAP financial information as of June 30, 2015, and bank level regulatory financial information when GAAP information was unavailable. In addition, March 31, 2015 financial information was utilized when the corresponding June 30, 2015 financial information was unavailable.

Tradition—Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Tradition common stock under various circumstances. In preparing its analyses, Sandler O’Neill used internal financial projections for Tradition for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of Tradition, and the senior management of

Tradition confirmed to Sandler O’Neill that the estimates used reflected the best judgments of management of the future financial performance of Tradition. To approximate the terminal value of Tradition common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 13.0x to 15.5x and multiples of tangible book value ranging from 95% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Tradition’s common stock.

During the Tradition board of directors meeting on August 5, 2015, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Tradition common stock of $84.95 to $128.49 when applying multiples of earnings to the applicable amounts indicated in the Tradition projections and $52.76 to $115.93 when applying multiples of tangible book value to the applicable amounts indicated in the Tradition projections.

Earnings Per Share Multiples

Discount Rate	13.0x	13.5x	14.0x	14.5x	15.0x	15.5x
10.0%	$108.66	$112.62	$116.59	$120.55	$124.52	$128.49
11.0%	$104.19	$107.99	$111.79	$115.58	$119.38	$123.18
12.0%	$99.94	$103.58	$107.22	$110.86	$114.50	$118.15
13.0%	$95.91	$99.40	$102.89	$106.38	$109.87	$113.36
14.0%	$92.07	$95.42	$98.77	$102.11	$105.46	$108.81
15.0%	$88.42	$91.63	$94.85	$98.06	$101.27	$104.48
16.0%	$84.95	$88.03	$91.11	$94.20	$97.28	$100.36

Tangible Book Value Multiples

Discount Rate	95%	110%	125%	140%	155%	170%
10.0%	$67.23	$76.97	$86.71	$96.45	$106.19	$115.93
11.0%	$64.50	$73.83	$83.16	$92.49	$101.82	$111.16
12.0%	$61.91	$70.85	$79.80	$88.74	$97.68	$106.62
13.0%	$59.45	$68.02	$76.59	$85.17	$93.74	$102.31
14.0%	$57.11	$65.33	$73.55	$81.77	$89.99	$98.21
15.0%	$54.88	$62.77	$70.65	$78.54	$86.43	$94.31
16.0%	$52.76	$60.33	$67.90	$75.47	$83.03	$90.60

Sandler O’Neill also considered and discussed on August 5, 2015 with the Tradition board of directors how this analysis would be affected by change in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Tradition’s net income varied from 25% above projections to 25% below projections. Using the same price to earnings multiples of 13.0x to 15.5x, this analysis resulted in the following range of per share values for Tradition common stock. Using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87%, Sandler O’Neill calculated a 12.87% discount rate for Tradition.

Earnings Per Share Multiples

Net Income Variance	13.0x	13.5x	14.0x	14.5x	15.0x	15.5x
(25.0%)	$73.61	$76.24	$78.87	$81.51	$84.14	$86.77
(20.0%)	$78.17	$80.98	$83.79	$86.59	$89.40	$92.21
(15.0%)	$82.73	$85.72	$88.70	$91.68	$94.67	$97.65
(10.0%)	$87.30	$90.45	$93.61	$96.77	$99.93	$103.09
(5.0%)	$91.86	$95.19	$98.53	$101.86	$105.19	$108.53
0.0%	$96.42	$99.93	$103.44	$106.95	$110.46	$113.97
5.0%	$100.98	$104.67	$108.35	$112.04	$115.72	$119.41
10.0%	$105.54	$109.40	$113.26	$117.12	$120.99	$124.85
15.0%	$110.11	$114.14	$118.18	$122.21	$126.25	$130.28
20.0%	$114.67	$118.88	$123.09	$127.30	$131.51	$135.72
25.0%	$119.23	$123.62	$128.00	$132.39	$136.78	$141.16

Prosperity—Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Prosperity to a group of financial institutions selected by Sandler O’Neill. The group of financial institutions included nationwide public banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges with total assets, as of June 30, 2015, between $10 billion and $30 billion with NPAs/ Assets less than 1%. This group excluded announced merger targets.

The comparable group was composed of the following companies:

BancorpSouth, Inc.	Investors Bancorp, Inc.
Bank of Hawaii Corporation	MB Financial, Inc.
BankUnited, Inc.	PrivateBancorp, Inc.
Commerce Bancshares, Inc.	Signature Bank
Cullen/Frost Bankers, Inc.	Sterling Bancorp
EverBank Financial Corp	Texas Capital Bancshares, Inc.
F.N.B. Corporation	UMB Financial Corporation
FirstMerit Corporation	Umpqua Holdings Corporation
Hancock Holding Company	Valley National Bancorp
Hilltop Holdings Inc.	Wintrust Financial Corporation

The analysis compared publicly available financial information for Prosperity and the mean and median financial and market trading data for the Prosperity peer group as of or for the period ended June 30, 2015, with pricing data as of August 4, 2015. The table below sets forth the GAAP financial data for Prosperity and the mean and median data for the Prosperity peer group.

Comparable Group Analysis

	Prosperity	Comparable Group Median	Comparable Group Mean
Total Assets (in millions)	$21,686	$19,664	$19,687
Market Capitalization (in millions)	$3,867	$2,704	$3,209
Price / Tangible Book Value	272%	190%	193%
Price / Last Twelve Months Earnings Per Share	12.8x	19.1x	19.0x
Last Twelve Months Net Interest Margin	3.67%	3.42%	3.44%
Last Twelve Months Efficiency Ratio	39.8%	60.5%	60.9%
Last Twelve Months Return on Average Assets	1.41%	0.95%	0.97%
Last Twelve Months Return on Average Equity	9.23%	7.92%	8.77%
Tangible Common Equity / Tangible Assets	7.20%	8.32%	8.79%
Leverage Ratio	7.35%	9.28%	9.90%
Total Risk Based Capital Ratio	13.63%	13.66%	14.20%
Loan Loss Reserve / Gross Loans	0.89%	0.89%	0.93%
Net Charge-Offs / Average Loans	0.02%	0.09%	0.07%
Non-Performing Assets(1) / Total Assets	0.15%	0.68%	0.58%
Current Dividend Yield	2.0%	1.9%	1.9%

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and other real estate owned.

Note: Comparable group analysis reflects publicly available GAAP financial information as of June 30, 2015 and March 31, 2015 financial information was utilized when the corresponding June 30, 2015 financial information was unavailable.

Prosperity—Net Present Value Analysis. Sandler O’Neill also performed an analysis that estimated the net present value per share of Prosperity common stock under various circumstances. In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for Prosperity and an estimated long-term annual growth rate and dividend payout ratio, as discussed with the senior management of Prosperity. The senior management of Prosperity confirmed to Sandler O’Neill that the estimates used reflected the best judgments of management of the future financial performance of Prosperity. To approximate the terminal value of Prosperity common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 17.0x and multiples of tangible book value ranging from 175% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 8.5% to 11.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Prosperity’s common stock.

During the Tradition board of directors meeting on August 5, 2015, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Prosperity common stock of $38.90 to $60.49 when applying multiples of earnings to the applicable amounts indicated in the Prosperity estimates and $41.49 to $77.30 when applying multiples of tangible book value to the applicable amounts indicated in the Prosperity estimates.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
8.5%	$44.03	$47.32	$50.61	$53.90	$57.20	$60.49
9.0%	$43.12	$46.34	$49.56	$52.78	$56.00	$59.22
9.5%	$42.23	$45.38	$48.53	$51.68	$54.84	$57.99
10.0%	$41.36	$44.45	$47.53	$50.62	$53.70	$56.79
10.5%	$40.52	$43.54	$46.56	$49.58	$52.59	$55.61
11.0%	$39.70	$42.65	$45.61	$48.56	$51.52	$54.47
11.5%	$38.90	$41.79	$44.68	$47.57	$50.47	$53.36

Tangible Book Value Multiples

Discount Rate	175%	200%	225%	250%	275%	300%
8.5%	$46.97	$53.04	$59.10	$65.17	$71.23	$77.30
9.0%	$46.00	$51.93	$57.87	$63.80	$69.73	$75.67
9.5%	$45.05	$50.85	$56.66	$62.47	$68.27	$74.08
10.0%	$44.12	$49.81	$55.49	$61.17	$66.85	$72.53
10.5%	$43.22	$48.78	$54.34	$59.90	$65.46	$71.03
11.0%	$42.34	$47.79	$53.23	$58.67	$64.11	$69.56
11.5%	$41.49	$46.81	$52.14	$57.47	$62.80	$68.13

Sandler O’Neill also considered and discussed with the Tradition board of directors on August 5, 2015 how this analysis would be affected by change in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Prosperity’s net income varied from 25% above estimates to 25% below estimates. Using the same price to earnings multiples of 12.0x to 17.0x, this analysis resulted in the following range of per share values for Prosperity common stock. Using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a two-year beta of 105.70%, Sandler O’Neill calculated a 9.29% discount rate for Prosperity.

Earnings Per Share Multiples

Net Income Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0%)	$33.06	$35.45	$37.83	$40.22	$42.61	$44.99
(20.0%)	$34.97	$37.52	$40.06	$42.61	$45.15	$47.70
(15.0%)	$36.88	$39.58	$42.29	$44.99	$47.70	$50.40
(10.0%)	$38.79	$41.65	$44.52	$47.38	$50.24	$53.11
(5.0%)	$40.70	$43.72	$46.74	$49.76	$52.79	$55.81
0.0%	$42.61	$45.79	$48.97	$52.15	$55.33	$58.51
5.0%	$44.52	$47.86	$51.20	$54.54	$57.88	$61.22
10.0%	$46.42	$49.92	$53.42	$56.92	$60.42	$63.92
15.0%	$48.33	$51.99	$55.65	$59.31	$62.97	$66.63
20.0%	$50.24	$54.06	$57.88	$61.70	$65.51	$69.33
25.0%	$52.15	$56.13	$60.10	$64.08	$68.06	$72.04

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two separate groups of comparable merger transactions. The first group of merger transactions included transactions announced between January 1, 2011 and August 4, 2015 involving banks and thrifts headquartered in the Dallas-Fort Worth-Arlington and Houston, Texas MSAs with target assets between $200 million and $1 billion, target NPAs/Assets less than 5.0% and with announced transaction values (the “Regional Transactions”). The Regional Transactions group included the following transactions:

Carlile Bancshares, Inc./ Northstar Financial Corporation

CBFH, Inc./ MC Bancshares, Inc.

CBFH, Inc./ VB Texas, Inc.

First Financial Bankshares, Inc./ FBC Bancshares, Inc.

Green Bancorp, Inc./ SP Bancorp, Inc.

IBERIABANK Corporation/ First Private Holdings, Inc.

Independent Bank Group, Inc./ BOH Holdings, Inc.

Independent Bank Group, Inc./ Collin Bank

Independent Bank Group, Inc./ Grand Bank

Independent Bank Group, Inc./ Houston City Bancshares, Inc.

Pacific Premier Bancorp, Inc./ First Associations Bank

ViewPoint Financial Group, Inc./ Highlands Bancshares, Inc.

The second group of merger transactions included transactions announced between January 1, 2014 and August 4, 2015 involving nationwide banks and thrifts with announced transaction values between $50 million and $125 million and target NPAs/Assets ratios less than 1.5% (the “Nationwide Transactions”). The Nationwide Transactions group included the following transactions:

BancorpSouth, Inc./ Ouachita Bancshares Corp.

Bear State Financial, Inc./ Metropolitan National Bank

Berkshire Hills Bancorp, Inc./ Hampden Bancorp, Inc.

BNC Bancorp/ Harbor Bank Group, Inc.

Bryn Mawr Bank Corporation/ Continental Bank Holdings, Inc.

CBFH, Inc./ MC Bancshares, Inc.

CU Bancorp/ 1st Enterprise Bank

ESB Bancorp MHC/ Citizens National Bancorp, Inc.

F.N.B. Corporation/ OBA Financial Services, Inc.

Farmers National Banc Corp./ National Bancshares Corporation

First Financial Bankshares, Inc./ FBC Bancshares, Inc.

First Horizon National Corporation/ TrustAtlantic Financial Corporation

First NBC Bank Holding Company/ State Investors Bancorp, Inc.

Heartland Financial USA, Inc./ Premier Valley Bank

Heritage Commerce Corp/ Focus Business Bank

Home Bancorp, Inc./ Louisiana Bancorp, Inc.

IBERIABANK Corporation/ First Private Holdings, Inc.

IBERIABANK Corporation/ Florida Bank Group, Inc.

Independent Bank Group, Inc./ Grand Bank

Liberty Bank/ Naugatuck Valley Financial Corporation

Old National Bancorp/ Founders Financial Corporation

Pacific Premier Bancorp, Inc./ Independence Bank

Peoples Bancorp Inc./ NB&T Financial Group, Inc.

United Community Banks, Inc./ MoneyTree Corporation

Univest Corporation of Pennsylvania/ Valley Green Bank

Sandler O’Neill reviewed the following transaction ratios: transaction price to tangible book value, transaction price to last twelve months earnings per share and tangible book premium to core deposits. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples and premiums to the median and mean multiples of comparable transaction groups.

	Tradition / Prosperity	Median Regional Transactions	Mean Regional Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	173%	181%	184%
Last Twelve Months Earnings Per Share:	17.0x	18.2x	29.5x
Tangible Book Premium to Core Deposits(1):	8.4%	8.5%	9.2%

	Tradition / Prosperity	Median Nationwide Transactions	Mean Nationwide Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	173%	156%	170%
Last Twelve Months’ Earnings Per Share:	17.0x	22.4x	26.2x
Tangible Book Premium to Core Deposits(1):	8.4%	8.5%	9.9%

(1)	Tangible book premium to core deposits calculated as (deal value—tangible equity) / (core deposits). Core deposits defined as all deposits other than jumbo CDs (greater than $100,000).

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following, as discussed with the senior management of Prosperity as well as with the senior management of Tradition: (i) the merger closes in the fourth quarter of 2015; (ii) aggregate consideration value of $76.5 million ($39.0 million in cash consideration and $37.5 million in stock consideration) or $111.79 per share of Tradition common stock; and (iii) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies.

Miscellaneous. Sandler O’Neill is acting as financial advisor to Tradition in connection with the proposed merger and will receive fees for its services, a substantial portion of which is due upon closing of the merger. Pursuant to the terms of the engagement letter with Tradition, Sandler O’Neill will receive, upon the merger’s closing, an amount equal to 1.15% of the aggregate merger consideration. In addition, Sandler O’Neill received $100,000 upon rendering its fairness opinion, which amount will be credited against the consideration payable to Sandler O’Neill upon the closing of the merger. Tradition also has agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain reasonable out-of-pocket expenses incurred in connection with its engagement. Except as described above, no material relationship exists or has existed between Tradition and Sandler O’Neill during the two years prior to Sandler O’Neill’s rendering of its fairness opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from or sell securities to Tradition, Prosperity or their respective affiliates. Sandler O’Neill may also actively trade the securities of Tradition or Prosperity for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Each shareholder is encouraged to read Sandler O’Neill’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of Tradition Stock Certificates

If you are a shareholder of Tradition, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your Tradition stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Tradition stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any Tradition stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, Tradition’s transfer books will be closed and no transfer of the shares of Tradition stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote, after the effective time of the merger at any meeting of Prosperity’s shareholders, the number of whole shares of Prosperity common stock into which your shares of Tradition are converted, regardless of whether you have exchanged your Tradition stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your Tradition stock certificates for exchange as described above. Upon surrender of your Tradition stock certificates, the certificate representing the Prosperity common stock into which your shares of Tradition stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas. If the shareholders of Tradition approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed during the fourth quarter of 2015 and effective on January 1, 2016, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied or waived.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, Tradition has agreed to, and has agreed to cause Tradition Bank and any other subsidiary to:

•	conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•	use its best efforts to preserve intact its present business organization, keep available the services of its present directors and key officers, employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•	promptly give written notice to Prosperity of the following: (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or formal threat of any material litigation against Tradition or any of its subsidiaries or (d) the occurrence of an event, the failure of an event to occur or the existence of a circumstance that would reasonably be expected to cause (1) a breach of a covenant, condition or agreement contained in the reorganization agreement, (2) any representation or warranty of Tradition contained in the reorganization agreement to be untrue or inaccurate in any material respect or (3) a material adverse effect (as defined in the reorganization agreement) on Tradition or Tradition Bank; and

•	except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of Tradition or Prosperity to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation, permitted by the reorganization agreement or unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, Tradition has agreed not to, and has agreed not to permit Tradition Bank or any other subsidiary to:

•	adjust, split, combine or reclassify any of the capital stock of Tradition;

•	make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $2,300,000 (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at Tradition Bank);

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other similar form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

•	enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•	except in the ordinary course of business consistent with past practice, grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Tradition or one of its subsidiaries, either individually or as part of a class of similarly situated persons;

•	increase in any manner the compensation or fringe benefits of any of its employees, officers, consultants or directors, (b) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice or pursuant to policies in effect as of the date of the reorganization agreement, or (c) institute any employee welfare, retirement or similar plan or arrangement;

•	amend any Tradition employee plan, except as required to maintain the tax qualified status of such plan;

•	declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Tradition common stock or preferred stock, other than (1) the payment of dividends from Tradition Bank to Tradition, (2) the payment of the regular quarterly dividend to the shareholders of Tradition in accordance with past practice and paid on each October 1, April 1 and July 1 of no more than $0.30 per share and the regular fourth quarter dividend to the shareholders of Tradition paid on January 4, of no more than $0.60 per share, provided that Tradition may accelerate the payment of the fourth quarter regular dividend if the payment date is scheduled to be after the effective time of the merger, and (3) the payment of dividends on Tradition’s trust preferred issuance, or (b) directly or indirectly, purchase, redeem or otherwise acquire any shares of Tradition stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•	sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement;

•	except as set forth on a schedule to the reorganization agreement, foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $100,000 prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Tradition’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit of $100,000 or more prior to review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or controlled affiliate or enter into any new line of business;

•	materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of incorporation or bylaws or the governing documents of Tradition or any of its subsidiaries;

•	make any capital expenditures which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of the reorganization agreement;

•	excluding deposits, certificates of deposit and Federal Home Loan Bank advances, incur or modify any indebtedness for borrowed money;

•	prepay any indebtedness or other similar arrangements so as to cause Tradition to incur any prepayment penalty thereunder;

•	except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 in the aggregate or impose any restriction on the operations of Tradition or any of its subsidiaries;

•	make any changes to its investment securities portfolio from that as of June 30, 2015, or the manner in which the portfolio is classified or reported, except that Tradition and Tradition Bank may (1) sell any investment securities after advising Prosperity of the planned sale and (2) purchase U.S. governmental agency securities, certain mortgage-backed securities and municipal securities having a maturity date no greater than one year with the prior approval of Prosperity, which approval will not be unreasonably withheld;

•	make, change or revoke any material tax election or method of tax accounting, enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes, or file any material amended tax return;

•	take any action that could reasonably be expected to prevent the merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of Tradition, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

Tradition agreed that neither it, any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to:

•	solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse, recommend or enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If Tradition or any of its representatives receives an unsolicited bona fide acquisition proposal before the Tradition shareholders have approved the reorganization agreement that Tradition’s board of directors has:

•	determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then Tradition or its representatives may furnish information to and enter into discussions and negotiations with such other party.

Tradition agreed to notify Prosperity orally immediately, and in writing within one business day, after receipt of any unsolicited acquisition proposals or inquiries regarding any acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The respective obligations of Prosperity and Tradition under the reorganization agreement to complete the merger are subject to the satisfaction of the following conditions by Prosperity or Tradition, respectively:

•	receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of Tradition Bank with and into Prosperity Bank, in a manner that does not impose any restrictions on the operations of Prosperity or the continuing entity which are reasonably unacceptable to Prosperity;

•	approval of the reorganization agreement by the holders of at least two-thirds of the outstanding shares of Tradition common stock;

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	the registration statement of which this proxy statement/prospectus forms a part having become effective and no stop order suspending its effectiveness being in effect and no proceedings for that purpose being initiated, continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued having been received;

•	the shares of Prosperity common stock to be issued to Tradition shareholders being authorized for listing on the New York Stock Exchange;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement, being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an authorized representative of the other party to that effect;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with prior to the closing of the merger and receipt of a certificate executed by an authorized representative of the other party to that effect; and

•	the absence of a material adverse change in the assets, properties, deposits, results of operations, earnings, cash flows, business or financial condition of either party or any event that could reasonably be expected to cause or prevents or materially impairs the ability of a party to consummate the merger.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions by Prosperity:

•	each director and officer (with a title of Senior Vice President or above as of the date of the reorganization agreement or who executed a non-competition or employment agreement) of Tradition and Tradition Bank having executed a release agreement, which have been executed;

•	termination of all outstanding deferred compensation agreements by Tradition or Tradition Bank and execution of a termination and release agreement by each such employee;

•	certain officers of Tradition and/or Tradition Bank each having entered into an employment agreement with Prosperity, which have been executed;

•	each non-employee director of Tradition or Tradition Bank having entered into a support (non-competition) agreement with Prosperity, which have been executed;

•	holders of no more than 5% of the outstanding Tradition common stock having demanded or being entitled to receive payment of the fair value of their shares as dissenting shareholders;

•	all consents, approvals, waivers and other assurances from all non-governmental third parties identified in the reorganization agreement having been obtained, and Prosperity having received evidence thereof in form and substance satisfactory to it;

•	Tradition’s allowance for loan losses as of the closing date being at a level equal to at least 1.65% of its total loans, subject to certain adjustments; and

•	Tradition accruing for any costs and expenses, including legal fees and expenses and related settlement costs, related to the outstanding litigation set forth in the schedules to the reorganization agreement.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

•	each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•	each party agreed to give the other party reasonable access to its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	each party agreed to hold in confidence documents and information concerning the other in accordance with the terms of the confidentiality agreement dated June 26, 2015, between Prosperity and Tradition;

•	each party agreed that it will not, and will cause its respective representatives not to, directly or indirectly, before or after the completion of the merger or termination of the reorganization agreement, disclose any confidential information for any reason other than in connection with the regulatory notice and application process;

•	each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory application process;

•	Tradition agreed to notify the trustees on the trust preferred issuance of the reorganization agreement and to cooperate with Prosperity to facilitate Prosperity’s assumption of the trust preferred issuance and Prosperity agreed to take the actions required to assume the trust preferred securities;

•	Tradition agreed, to the extent permitted by law, to provide Prosperity all information concerning Tradition required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the transactions contemplated by the reorganization agreement;

•	Tradition agreed to deliver or make available to Prosperity all unaudited monthly and quarterly financial statements and all call reports filed by Tradition Bank;

•

Tradition agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), and (2) employment practices liability insurance for each director and officer of Tradition or one its subsidiaries currently covered under comparable policies held by Tradition or any of its subsidiaries;

•	Tradition agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of Tradition’s employee benefit plans and Prosperity agreed that the employees of Tradition and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with Tradition, and Prosperity will use its reasonable best efforts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

•	Tradition agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of Tradition to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of Tradition’s equity capital;

•	Tradition agreed not to reduce its allowance for loan losses to total loans from the level at May 31, 2015, other than through the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by Prosperity, and, with respect to any advances made after May 31, 2015 on existing or new loans, Tradition will reserve an amount in accordance with past practice, and, if the allowance for loan losses is less than 1.65% of total loans on the business day immediately before the closing date, Tradition will take all action necessary to increase the allowance for loan losses to an amount equal to 1.65% of total loans on that date;

•	Tradition agreed to use its best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	Tradition agreed to cause Tradition Bank to terminate and fully liquidate each deferred compensation agreement prior to closing and pay the amounts due to the participants;

•	Tradition agreed to use its best efforts to obtain all required consents, approvals, authorizations or waivers;

•	Tradition agreed to cause Tradition Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of Tradition Bank with Prosperity Bank, with Prosperity Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•	Prosperity agreed to assume, or cause Prosperity Bank to assume, certain split dollar agreements and the related bank-owned life insurance policies;

•	Prosperity agreed to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide Tradition copies of such filings for which confidential treatment has not been requested;

•	Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its commercially reasonable efforts to effect said listing;

•	Prosperity agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreement, and use its commercially reasonable efforts to cause the registration statement to become effective; and

•	Prosperity agreed to indemnify the directors and officers of Tradition or Tradition Bank as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Tradition or Tradition Bank to the fullest extent that the indemnified party would be entitled under the certificate of incorporation or bylaws of Tradition or the similar constituent documents of Tradition Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties of Tradition and Prosperity

In the reorganization agreement, Tradition has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to Tradition. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	the ability to receive requisite regulatory approvals;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

Tradition also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its fiduciary responsibilities;

•	the outstanding trust preferred securities issued by its subsidiary trust;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	pending or threatened litigation and other proceedings;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	actions taken by regulatory authorities;

•	employment relations;

•	compensation and benefit plans;

•	its deferred compensation agreements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders;

•	anti-takeover laws;

•	compliance with the Community Reinvestment Act; and

•	its receipt of a fairness opinion.

Prosperity has also made additional representations and warranties to Tradition with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of Tradition and Tradition Bank in the Merger

In considering the recommendation of the board of directors of Tradition to vote for the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby, you should be aware that certain directors and officers of Tradition and Tradition Bank have interests in the merger that are in addition to, or different from, their interests as shareholders of Tradition. Tradition’s board of directors was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•	Employment Agreements with Prosperity Bank. Prosperity’s obligation to complete the merger is subject to certain executive officers of Tradition and Tradition Bank, including Downy Vickery, Craig Wooten and Charles Norris, entering into employment and non-competition agreements with Prosperity Bank before the completion of the merger. On August 5, 2015, Prosperity Bank entered into employment agreements with each of these officers for an initial term of three years and entitles the named individual to receive a base annual salary, eligibility for bonuses, reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Vickery provides for an annual base salary of $214,606. The agreement with Mr. Wooten provides for an annual base salary of $225,710. The agreement with Mr. Norris provides for an annual base salary of $200,000. Each agreement entitles the named individual to receive payment of his base salary for the remainder of the initial term of the agreement upon termination of his employment with Prosperity Bank by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability. Each agreement also contains non-competition and non-solicitation obligations for a specified period of time for which the named individual will receive a restricted stock award of 2,000 shares of Prosperity common stock.

•

Deferred Compensation Agreements. Prosperity’s obligation to complete the merger is subject to Tradition Bank terminating and fully liquidating its deferred compensation agreements with certain executive officers, including Mr. Norris, before the completion of the merger. Under the terms of the deferred compensation agreements, Tradition Bank may provide deferred compensation to these officers, either as a percentage of the officer’s annual bonus or as a result of the officer achieving certain performance objectives. Termination of the deferred compensation agreements in connection with a change of control accelerates the vesting and distribution of the officer’s account balance.

•	Split Dollar Agreements. Prosperity has agreed to assume the split dollar agreements, as well as underlying bank owned life insurance policies, currently in effect between Tradition Bank and certain executive officers, including Messrs. Vickery, Norris and Wooten. The split dollar agreements provide that, upon such officer’s death while employed by Tradition Bank (or Prosperity Bank after the merger), the officer’s beneficiary will receive a specified payment from the underlying life insurance proceeds.

•	Insurance. The reorganization agreement provides that Tradition will purchase for a period of not less than four years after the effective time of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage) and (2) employment practices liability insurance for each director and officer of Tradition and its subsidiaries currently covered under the comparable policies held by Tradition or its subsidiaries.

•	Indemnification. The reorganization agreement provides that Prosperity will indemnify each director and officer of Tradition or Tradition Bank as of the effective time of the merger for a period of four years thereafter, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Tradition or Tradition Bank to the fullest extent that the indemnified party would be entitled under Tradition’s certificate of incorporation or bylaws or the similar constituent documents of Tradition Bank, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Amendment or Waiver of the Reorganization Agreement

No amendment or extension of the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Prosperity and Tradition can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or Tradition may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities or the applications or notices are suggested or recommended to be withdrawn by any regulatory authorities;

•	the merger has not been completed by February 1, 2016 (unless one or more of the regulatory approvals has not been received on or before February 1, 2016, in which case this deadline will be extended to April 1, 2016) or such later date approved in writing by the boards of directors of Prosperity and Tradition, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	Tradition shareholders fail to approve the reorganization agreement.

Tradition may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of Tradition receives an unsolicited, bona fide acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but Tradition must notify Prosperity of the superior proposal at least five business days before terminating the reorganization agreement, during which time Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

Tradition may also terminate the reorganization agreement if the average closing price for the Prosperity common stock is less than $48.77 per share and the Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15% during the five consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by Tradition of this termination right by increasing the exchange ratio or the per share cash consideration or a combination of the two so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $72,147,945.

In addition, Prosperity may terminate the reorganization agreement, without the consent of Tradition, if:

•	any required regulatory approval is obtained subject to restrictions or conditions on the operations of Tradition, Tradition Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity;

•	Tradition materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Tradition’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•	Tradition’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger.

Prosperity also has the right to terminate the reorganization agreement on or prior to November 3, 2015, if the results of any environmental inspections or surveys of Tradition properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that are estimated to exceed $100,000 or that could have a material adverse effect on Tradition.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because Tradition materially breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Prosperity because Tradition’s board of directors resolves to accept another acquisition proposal;

•	Prosperity because Tradition’s board of directors withdraws, amends or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger; or

•

Tradition because Tradition’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity a termination fee of $3.5 million plus up to $500,000 for Prosperity’s expenses related to the merger.

If either Prosperity or Tradition terminates the reorganization agreement and:

•	after February 1, 2016 (or April 1, 2016, if regulatory approval has not been obtained by February 1, 2016), if at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least 25 business days prior to such termination and Tradition has failed to call, give notice of, convene and hold the Tradition special meeting by such date and an acquisition proposal exists as the time of termination, or

•	without regard to timing, if Tradition’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity up to $500,000 for its expenses related to the merger.

If either Prosperity or Tradition terminates the reorganization agreement, and within twelve (12) months of termination of the reorganization agreement Tradition enters into an acquisition agreement with a third party and:

•	after February 1, 2016 (or April 1, 2016, if regulatory approval has not been obtained by February 1, 2016), if at the time of termination, Tradition’s shareholders have not approved the reorganization agreement and an acquisition proposal exists at the time of termination, or

•	without regard to timing, if Tradition’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination,

then, unless Prosperity is in material breach of any covenant or obligation under the reorganization agreement, Tradition will be required to pay Prosperity a termination fee of $3.5 million plus up to $500,000 for Prosperity’s expenses related to the merger.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Except with respect to the expenses related to termination discussed above, Tradition and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed. Similarly, each of Tradition and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and to use its commercially reasonable efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Tradition common stock that exchange their shares of Tradition common stock for shares of Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Tradition common stock that hold their shares of Tradition common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Tradition common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Tradition common stock that received Tradition common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Tradition common stock that has a functional currency other than the U.S. dollar;

•	a holder of Tradition common stock that holds Tradition common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Tradition common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S.

persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Tradition common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. We strongly recommend that any entity treated as a partnership for U.S. federal income tax purposes that holds Tradition common stock, and any partners in such partnership, consult their own tax advisors.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A HOLDER OF TRADITION COMMON STOCK MAY BE COMPLEX AND WILL DEPEND IN PART ON THE HOLDER’S SPECIFIC SITUATION. WE STRONGLY RECOMMEND THAT EACH HOLDER OF TRADITION COMMON STOCK CONSULT ITS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER IN ITS PARTICULAR CIRCUMSTANCE, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Thompson & Knight LLP has rendered its tax opinion to Tradition addressing the U.S. federal income tax consequences of the merger as described below. Copies of these tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4. In addition, the obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and Tradition of opinions from Bracewell & Giuliani LLP and Thompson & Knight LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinions may be waived by both Prosperity and Tradition. Neither Prosperity nor Tradition currently intends to waive the conditions related to the receipt of the closing opinions. However, if these conditions were waived, Tradition would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Thompson & Knight LLP to deliver such closing opinions is conditioned on the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of Prosperity and Tradition, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, we have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions. The following discussion assumes that the merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and Prosperity and Tradition will not waive the closing opinion condition described above in this paragraph.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the Tradition common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the Tradition shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Prosperity common stock). However, if a U.S. holder’s adjusted tax basis in the Tradition shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of Tradition shares acquired different blocks of Tradition shares at different times or different prices, it is recommended that the U.S. holder consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Except to the extent any cash received is treated as a dividend as discussed below, any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Tradition shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the Prosperity common stock received by a U.S. holder that exchanges its Tradition shares for a combination of Prosperity common stock and cash as a result of the merger (including any fractional share interests deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Tradition shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of Prosperity common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Prosperity common stock). The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Tradition shares surrendered. We recommend that a U.S. holder receiving a combination of Prosperity common stock and cash consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s Tradition shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of Tradition shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Tradition shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Tradition shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Tradition common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If a U.S. holder is a non-corporate holder of Tradition common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or substitute or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Tradition common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Tradition shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Tradition or (z) owned Tradition securities with a tax basis of $1.0 million or more.

HOLDERS OF TRADITION COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Tradition’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Tradition and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of Tradition beginning on the effective date of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any Tradition shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former Tradition shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former Tradition shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve. On August 25, 2015, Prosperity filed the required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval, which was granted on September 4, 2015.

The merger of Tradition Bank with and into Prosperity Bank requires the approval of the FDIC and the TDB. On August 24, 2015, Prosperity Bank filed an application with the FDIC and the TDB to obtain approval of the bank merger. On September 30, 2015, the FDIC approved the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Tradition and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The merger cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and Tradition are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of Tradition Shareholders

General. If you hold one or more shares of Tradition common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Tradition common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the Tradition special meeting, provide Tradition with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed;

•	you must vote your shares of Tradition common stock against the reorganization agreement;

•	you must, not later than the 20th day after Prosperity sends you notice that the merger was completed, provide Prosperity with a written demand for payment that states the number and class of shares of Tradition capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after the date on which you make written demand for payment, submit to Prosperity your certificates representing Tradition common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Tradition common stock has been made.

If you intend to dissent from the merger, you must send the notice to:

Tradition Bancshares, Inc.

5501 Bissonnet

Houston, Texas 77081

Attention: President and Secretary

If you fail to vote your shares of Tradition common stock at the special meeting against the approval of the reorganization agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and cash as described in the reorganization agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of Tradition common stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of Tradition common stock. The fair value of your shares of Tradition common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of Tradition common stock you own and your estimate of the fair value of your shares of Tradition common stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of your notice, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Tradition common stock. Instead, you will receive shares of Prosperity common stock and cash as described in the reorganization agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Prosperity your certificates representing Tradition common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Tradition common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Prosperity, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of Tradition common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of Tradition common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of Tradition Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of Tradition common stock within 90 days after the merger is completed, Prosperity must pay you the agreed amount within 120 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Tradition common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of Tradition common stock within 90 days after the merger is completed, you or Prosperity may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Tradition common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Tradition common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of Tradition common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your Tradition common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page [●] for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

Adjournment Proposal

Tradition’s board of directors wishes to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies with respect to the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal. If Tradition shareholders approve the adjournment proposal, Tradition could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption and approval of the reorganization agreement and the transactions contemplated thereby. Additionally, Tradition’s board of directors may seek to adjourn the special meeting if a quorum is not present at the special meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Vote Required and Recommendation of the Board of Tradition

Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting at which a quorum is present. Any signed proxies received by Tradition for which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to adopt and approve the reorganization agreement and the transactions contemplated thereby.

Tradition’s board of directors believes that it is in the best interests of Tradition and its shareholders to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies in respect of the proposal to adopt and approve the reorganization agreement and the transactions contemplated thereby if there are insufficient votes at the time of such adjournment to adopt such proposal.

Tradition’s board of directors recommends that you vote “FOR” adjournment of the special meeting, if necessary or appropriate.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF TRADITION AND PROSPERITY

The rights of shareholders of Tradition under the articles of incorporation and bylaws of Tradition will differ in some respects from the rights that shareholders of Tradition will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of Tradition’s articles of incorporation and bylaws are available upon written request from Tradition.

Certain differences between the provisions contained in the articles of incorporation and bylaws of Tradition, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the articles of incorporation and bylaws of Tradition and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of Tradition and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

Tradition	Prosperity
Capitalization:
The articles of incorporation of Tradition authorize the issuance of up to 5,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, par value $1.00 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:
The rights of Tradition shareholders are governed by Texas law and the articles of incorporation and bylaws of Tradition.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:
Tradition common stock is currently not convertible into any other securities of Tradition.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s articles of incorporation.

The articles of incorporation of Tradition do not provide for preemptive rights.

The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Election of Directors:
Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.	Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. In an uncontested election, any nominee for election who receives a greater number of “withhold” votes than votes “for” election will promptly tender to the board his or her offer of resignation. If such an

Tradition	Prosperity
The articles of incorporation and bylaws of Tradition do not provide for any specific provisions relating to the election of directors. The articles of incorporation of Tradition provide that cumulative voting on any matter is not permitted.

event were to occur, the Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the board whether to accept or reject the resignation offer based on all factors it deems relevant, including the various factors set forth in the bylaws. The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Removal of Directors and Board Vacancies:

Unless otherwise provided in the articles of incorporation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Tradition’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of shares entitled to vote at an election of directors or by unanimous written consent of the shareholders without a meeting.

Any vacancies occurring on the Tradition board of directors may be filled by the affirmative vote of (a) the holders of a majority of the outstanding shares entitled to vote thereon at an annual or special meeting of shareholders called for that purpose, or (b) a majority of the remaining directors though less than a quorum of the board of directors. A person elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

Tradition’s board is not divided into classes.

Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

Vote Required for Certain Shareholder Actions:
Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws.

Each share of Prosperity common stock has one vote for each matter properly brought before the shareholders.

Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a

Tradition	Prosperity

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the articles of incorporation.

Under Texas law, a corporation’s articles of incorporation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Tradition’s articles of incorporation provide that except to the extent otherwise required by law, the vote or concurrence of the holders of a majority of the shares of Tradition entitled to vote and represented in person or by proxy at a meeting of the shareholders at which a quorum is present shall be the act of the shareholders. All voting power is in the common stock and none is in the preferred stock. Cumulative voting is not permitted.

meeting at which a quorum is present shall be the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the holders of a majority of the Prosperity stock entitled to vote on the matter shall be the act of the shareholders.

Amendment of Articles of Incorporation:

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

Tradition’s articles of incorporation do not specifically address amendment of the articles of incorporation.

Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Amendment of Bylaws:

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Tradition’s bylaws provide that the bylaws may be altered, amended or repealed from time to time only by Tradition’s board of directors and Tradition’s shareholders do not have power to adopt, amend or repeal the bylaws.

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Tradition	Prosperity
Shareholder Actions Without a Meeting:

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Tradition’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote of the shareholders.

Tradition’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting.

Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Tradition’s bylaws provide that special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the President or by the board of directors, and shall be called by the President at the request of the holders of not less than one-third of all the outstanding shares of Tradition entitled to vote at the meeting.

Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:
The articles of incorporation and bylaws of Tradition do not provide for any specific requirements relating to nominations for election to the Tradition board of directors.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in

Tradition	Prosperity
connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the annual meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

Shareholder Proposal of Business:
The articles of incorporation and bylaws of Tradition do not provide for any specific requirements relating to proposals for business to be brought before any shareholder meeting.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification:
Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.	Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

Tradition	Prosperity

Tradition’s articles of incorporation provide that Tradition, by action of its board of directors, (a) may indemnify any director, officer, employee or agent of Tradition, and nominees and designees who are not or were not officers, employees, or agents of Tradition but who are or were serving at the request of the Tradition as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise or employee benefit plan, as and to the fullest extent permitted by law and (b) shall indemnify such persons as and to the extent required by law.

Tradition may advance expenses incurred by any person who may be indemnified in defending any pending, threatened or completed action, suit or proceeding, as authorized by the board of directors in the specific case and in the manner and to the extent permitted by law.

Limitation of Director Liability:

Texas law provides that the articles of incorporation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the articles of incorporation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Tradition’s articles of incorporation provide that no director of the Tradition shall be liable to Tradition or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent that the foregoing exemption from liability is not permitted under Texas law.

Tradition’s articles of incorporation provide that Tradition may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director against any liability asserted against or incurred by such director in such a capacity or arising out of such person’s status as a director.

Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

Prosperity’s articles of incorporation and bylaws provide that the corporation shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organization Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor Prosperity’s bylaws contains any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organization Code. The affiliated business combinations provisions of the Texas Business Organization Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to its shareholders.

BUSINESS OF TRADITION

General

Tradition was incorporated as a Texas corporation on July 16, 2003 to serve as a bank holding company for Tradition Bank. Tradition does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Tradition Bank. Its primary activities are to provide assistance in the management and coordination of Tradition Bank’s financial resources. Tradition has no significant assets other than all of the outstanding common stock of Tradition Bank. Tradition derives its revenues primarily from the operations of Tradition Bank in the form of dividends received from Tradition Bank. Tradition Bank is a Texas banking association that was chartered in 1981 under the name Alief Alamo Bank before changing its name to Tradition Bank. In 2003, Tradition Bank merged with First National Bank of Bellaire, a Texas banking association (chartered in 1963), followed by a subsequent merger in 2004 with Katy Bank, N.A. (chartered in 1986 under the name Mayde Creek Bank, N.A. before changing its name to Katy Bank).

As a bank holding company, Tradition is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2015, Tradition had, on a consolidated basis, total assets of $521.9 million, total loans of $241.9 million, total deposits of $463.8 million and shareholders’ equity of $45.1 million. As of June 30, 2015, Tradition Bank had total assets of $522.1 million, total loans of $242.4 million and total deposits of $463.8 million. Tradition does not file reports with the SEC.

Products and Services

Tradition Bank is a traditional commercial bank offering a diversified range of commercial and consumer banking services for business, industry, public and governmental organizations and individuals principally located in the Houston, Texas metropolitan area, including Katy and The Woodlands. Tradition Bank offers most types of loans, including commercial loans, commercial construction loans, land development loans, small business loans, equipment loans, home equity loans and home equity lines of credit, and various consumer loans. Tradition Bank also offers depository services, various checking and savings account services, certificates of deposit, cashier’s checks, savings bonds, safe deposit boxes, drive-through services, treasury management, and online and mobile banking services. Travelers checks, money orders, wire transfer services and gift cards are also available.

Properties

Tradition’s principal executive offices are located at 5501 Bissonnet, Houston, Texas 77081. Tradition Bank currently conducts business operations at its main office and six branch office locations in and around the Houston, Texas metropolitan area, including Katy and The Woodlands. A description of the properties is presented below:

Location	Own or Lease	Square Footage
Main Office 5501 Bissonnet Bellaire, Texas 77081	Own	23,389

Alief 12300 Bellaire Blvd. Houston, Texas 77072	Own	7,750

Fry Road 2117 Fry Road Katy, Texas 77449	Own	6,783

Grand Parkway 1515 S. Grand Parkway Katy, Texas 77494	Own	7,331

Pin Oak 550 Pin Oak Katy, Texas 77494	Own	4,876

The Plaza 5020 Montrose Houston, Texas 77006	Lease	3,940

The Woodlands 3205 College Park Dr. The Woodlands, Texas 77384	Own	6,694

Competition

The table below lists Tradition Bank’s deposit market share as of June 30, 2015, for the Houston-The Woodlands-Sugar Land Metropolitan Statistical Area, which is the only market in which Tradition Bank operates.

Deposits in Market(1)	Market Rank	Market Share
$464,142,000	37	0.22%

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2015.

Tradition experiences competition in its market from many other financial institutions, including when attracting and retaining savings deposits and in lending funds. Direct competition for savings deposits comes from other commercial bank and thrift institutions, credit unions, money market mutual funds and issuers of corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors Tradition encounters in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Banks and other financial institutions with which Tradition competes may have capital resources and legal loan limits substantially higher than those maintained by Tradition.

Employees

As of September 8, 2015, Tradition and Tradition Bank had 100 full-time employees and 3 part-time employees.

Legal Proceedings

Tradition and Tradition Bank are, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. As of the date of this proxy statement/prospectus, there are no pending material proceedings adverse to Tradition or Tradition Bank.

BENEFICIAL OWNERSHIP OF TRADITION COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TRADITION

The following table sets forth certain information regarding the beneficial ownership of Tradition common stock as of September 15, 2015 by: (1) each person who is known by Tradition to beneficially own 5% or more of Tradition’s common stock; (2) each director of Tradition; (3) the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of Tradition, or Tradition’s “named executive officers;” and (4) all directors and executive officers of Tradition as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Tradition believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Tradition.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Directors and Executive Officers
Edward D. Vickery, Jr.	134,019	(2)	19.58%
Craig S. Wooten	22,095	(3)	3.23
Anne V. Stevenson	117,541	(4)	17.17
S. Lynn Mays	3,803		*
Charles W. Norris	6,700		*
Stan Stanley	4,311		*
Directors and Executive Officers as a group (6 persons)	288,469		42.14%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 684,557 shares of Tradition common stock outstanding as of September 15, 2015.
(2)	Consists of 62,450 shares held of record by Mr. Vickery, 52,284 shares held of record by the Edward D. Vickery Jr. Exempt Trust of which Mr. Vickery is the trustee and beneficiary, 4,652 shares held of record by the Edward D. Vickery Jr. Non-Exempt Trust of which Mr. Vickery is the trustee and beneficiary, and 10,446 shares of the Edward D. Vickery, Sr. IRA of which Mr. Vickery is the owner, 687 shares held of record by Mr. Vickery’s wife, Kavin Vickery, and 3,500 shares held of record by the Kavin A. Vickery Trust, of which Kavin A. Vickery trustee and beneficiary.
(3)	Consists of 21,595 shares held of record by Mr. Wooten and 500 shares held of record by Mr. Wooten’s wife, Gayle C. Wooten.
(4)	Consists of 44,739 shares held of record by Mrs. Stevenson, 56,831 shares held of record by the Anne V. Stevenson Exempt Trust of which Mrs. Stevenson is the trustee and beneficiary, 5,971 shares held of record by the Anne V. Stevenson Non-Exempt Trust of which Mrs. Stevenson is the trustee and beneficiary, and 10,000 shares of the Edward D. Vickery, Sr. IRA of which Mrs. Stevenson is the owner.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of September 15, 2015, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	5,667,291	(2)	8.09%
FMR LLC	4,883,342	(3)	6.97
The Vanguard Group, Inc.	4,372,564	(4)	6.24

Directors and Named Executive Officers
James A. Bouligny	324,112	(5)	*
W.R. Collier	247,589	(6)	*
Michael Epps	114,812		*
William H. Fagan, M.D.	826,122	(7)	1.18
Leah Henderson	16,407	(8)	*
Randy Hester	173,311	(9)	*
David Hollaway	161,929	(10)	*
Ned S. Holmes	430,963	(11)	*
William T. Luedke IV	10,684		*
Perry Mueller, Jr., D.D.S.	230,978	(12)	*
Charlotte M. Rasche	19,154	(13)	*
Harrison Stafford II	294,206	(14)	*
Robert Steelhammer	193,520	(15)	*
H. E. Timanus, Jr.	365,996	(16)	*
David Zalman	732,802	(17)	1.05
Directors and Named Executive Officers as a Group (15 persons)	4,142,585		5.91%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 70,041,490 shares of common stock outstanding as of September 15, 2015. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 55 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with the SEC on January 23, 2015 by BlackRock, Inc. Includes shares held by each of BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Life Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock. No one person’s interest in the common stock is more than 5% of Prosperity’s total outstanding common shares.

(3)	The address for the shareholder is 245 Summer Street, Boston, Massachusetts 02210. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 13, 2015 by FMR LLC. Includes shares beneficially owned by Edward C. Johnson 3d and Abigail P. Johnson.
(4)	The address for the shareholder is 100 Vanguard Blvd., Malvern, PA 19355. The information regarding beneficial ownership is included in reliance on a Schedule 13G/A filed with SEC on February 10, 2015 by The Vanguard Group, Inc. Includes shares beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(5)	Of the shares beneficially owned by Mr. Bouligny, 65,000 shares are pledged as collateral.
(6)	Includes 21,164 shares held by The Collier Foundation, for which Mr. Collier serves as President, 1,727 shares held by Mr. Collier as Trustee of the Separate Trust for R.G. Collier as Established by the Robert F. Collier Asset Trust Agreement, 470 shares held by Caprock Acres, Inc., for which Mr. Collier serves as President, 2,547 shares held by Mr. Collier’s spouse and 811 shares held by an individual retirement account for Mr. Collier’s spouse.
(7)	Includes 3,337 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(8)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(9)	Includes 46,147 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester and 20,958 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester’s spouse.
(10)	Includes 2,678 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse and 4,028 shares of stock held of record by Mr. Hollaway’s spouse.
(11)	Includes 2,000 shares held of record by Mr. Holmes’ spouse, 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 109,148 shares held of record by the Ned S. Holmes Profit Sharing Plan, 3,720 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(12)	Includes 143,744 shares held of record by an IRA account, 65,659 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,329 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,329 shares held of record by his spouse.
(13)	Includes 2,320 shares held of record by Prosperity’s 401(k) Plan as custodian for Ms. Rasche.
(14)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, 5,706 shares held of record by Dixie II Investments Ltd., of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(15)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 150,000 shares are pledged as collateral.
(16)	Includes 255,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners.
(17)	Includes 16,326 shares held of record by Mr. Zalman as custodian for his children and 200,000 shares held of record by the David and Vicki Jo Zalman 2006 Children’s Trust, of which Daniel Zalman, Mr. Zalman’s brother, serves as trustee. Mr. Zalman disclaims beneficial ownership of the shares held in the Children’s Trust and including them in this table is not an admission that Mr. Zalman is the beneficial owner of these shares for any purpose.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily on the New York Stock Exchange listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the New York Stock Exchange and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2013	First Quarter	$47.56	$42.38	$0.2150
	Second Quarter	52.40	44.33	0.2150
	Third Quarter	62.00	51.85	0.2150
	Fourth Quarter	65.49	61.18	0.2400

2014	First Quarter	$59.30	$45.01	$0.2400
	Second Quarter	67.49	56.04	0.2400
	Third Quarter	63.73	55.99	0.2400
	Fourth Quarter	61.15	56.62	0.2725

2015	First Quarter	$55.88	$45.01	$0.2725
	Second Quarter	59.30	50.91	0.2725
	Third Quarter (through October [●], 2015)	[●]	[●]	0.2725

Tradition shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in an adjustment of the exchange ratio or the per share cash consideration or a combination of the two. Because of the possibility of such an adjustment, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Tradition

There is no established public trading market for the common stock of Tradition, and no market for Tradition’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Tradition’s common stock, and Tradition’s common stock is not listed or quoted on any stock exchange or automated quotation system. Tradition acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 293 holders of Tradition’s common stock.

Tradition becomes aware of trades of shares as transfer agent of its common stock and may be informed of the prices at which these trades are made. The following table sets forth the high and low sales prices (to the extent known to management of Tradition) for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2013	First Quarter	$—	$—	4	1,324
	Second Quarter	40.00	40.00	5	12,145
	Third Quarter	—	—	—	—
	Fourth Quarter	40.00	40.00	2	135

2014	First Quarter	$—	$—	1	10,800
	Second Quarter	—	—	—	—
	Third Quarter	—	—	—	—
	Fourth Quarter	—	—	1	706

2015	First Quarter	$—	$—	—	—
	Second Quarter	—	—	1	10,800
	Third Quarter (through October [●], 2015)	—	—	—	—

The most recent trade of Tradition’s common stock occurred on April 29, 2015, when 10,800 shares were traded at an unknown price per share. There have been other limited transfers of Tradition’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Tradition’s common stock.

Tradition is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

Tradition has paid a dividend to its common shareholders of $0.30 each first, second and third quarter and $0.60 each fourth quarter during the last three years. Tradition’s shareholders are entitled to receive dividends out of legally available funds as and when declared by Tradition’s board of directors, in its sole discretion. As a Texas corporation, Tradition is subject to certain restrictions on dividends under the Texas Business Organizations Code. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

Generally, a bank holding company is required to maintain minimum capital standards by the Federal Reserve. The Federal Reserve’s guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the Federal Reserve assigns a risk weight factor of 0% to 600% (and sometimes higher) to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base.

Under the Federal Reserve’s regulatory capital guidelines, the initial minimum capital ratios are (1) 4.5% common equity tier 1 capital to risk-weighted assets, (2) 6.0% tier 1 capital to risk-weighted assets, (3) 8.0% total capital to risk-weighted assets, and (4) 4.0% tier 1 capital to average quarterly assets. As of June 30, 2015,

Tradition had a ratio of common equity tier 1 capital to risk-weighted assets of 13.51%, a ratio of tier 1 capital to risk-weighted assets of 15.68%, a ratio of total capital to risk-weighted assets of 16.95% and a ratio of 9.69% tier 1 capital to average quarterly assets.

Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Tradition does not engage in separate business activities of a material nature. As a result, Tradition’s ability to pay dividends depends upon the dividends received from Tradition Bank. As a Texas-chartered banking association, Tradition Bank’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, Tradition Bank generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the Texas Banking Commissioner. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses.

In addition, as a “member bank of the Federal Reserve,” under the Federal Reserve Act, Tradition Bank may not declare or pay dividends in any year in excess of an amount equal to the sum of its total net income for that year and its retained net income for the preceding two years, minus the sum of any transfers required by the Federal Reserve and any transfers required to be made to a fund for the retirement of preferred stock, unless otherwise approved by the Federal Reserve.

In addition to Texas law and Federal Reserve Act restrictions on Tradition Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, Tradition Bank may not pay any dividend if the payment of the dividend would cause Tradition Bank to become undercapitalized or if Tradition Bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that Tradition Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, Tradition Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that Tradition Bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, the minimum capital ratios applicable to Tradition Bank are (1) 4.5% common equity tier 1 capital to risk-weighted assets, (2) 6.0% tier 1 capital to risk-weighted assets, (3) 8.0% total capital to risk-weighted assets, and (4) 4.0% tier 1 capital to average quarterly assets. As of June 30, 2015, Tradition Bank had a ratio of common equity Tier 1 capital to risk-weighted assets of 15.40%, a ratio of tier 1 capital to risk-weighted assets of 15.40%, a ratio of total capital to risk-weighted assets of 16.66% and a ratio of 9.61% tier 1 capital to average quarterly assets. As of that date, Tradition Bank could have paid a dividend of $1.026 million and still met these minimum capital requirements.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, [●] shares of which were outstanding as of [●], 2015; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•	restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Tradition by Thompson & Knight, LLP, Houston, Texas.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Proxy Statement for Annual Meeting filed on March 19, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Current Reports on Form 8-K filed on April 23, May 15, and August 6, 2015; and

•	The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statements on Form 8-A dated November 10, 1998 and December 22, 2011, including any amendment or report filed with the SEC for the purpose of updating such description.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by [●], 2015.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of Tradition in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor Tradition has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Tradition has supplied all of the information about Tradition and its subsidiaries contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

TRADITION BANCSHARES, INC.

Dated as of August 5, 2015

A-ii

(continued)

A-iii

(continued)

A-iv

SCHEDULES

Schedule 3.1(e)	Subsidiaries
Schedule 3.2(f)	Dividends
Schedule 3.4	Investment Securities
Schedule 3.5(c)	Liabilities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.10(b)	Real Property Covenants
Schedule 3.11	Personal Property
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(h)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16(a)	Insurance
Schedule 3.17(b)	Required Consents
Schedule 3.21	Employment Relations
Schedule 3.22(a)	Compensation and Benefit Plans
Schedule 3.22(c)	Company Employee Plan Proceedings
Schedule 3.22(f)	Company Employee Plan Accelerations
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.27	Brokered Deposits
Schedule 3.28	Intellectual Property Rights
Schedule 3.29	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(xiii)	Foreclosures
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 6.6	Assumption of Certain Agreements
Schedule 10.5	Termination of Deferred Compensation Agreements
Schedule 10.6(a)	Persons to Sign Employment and/or Non-Competition Agreements

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of August 5, 2015 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Tradition Bancshares, Inc. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations (as defined herein) promulgated thereunder; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, the members of the Board of Directors of the Company (the “Company Board”), the members of the Board of Directors of the Bank (as defined herein) and the holders of 10% or more of Company Stock (as defined herein) have entered into an agreement (the “Voting Agreement”) dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (“Company Stock”) beneficially owned by such person in favor of this Agreement and the Transactions (as defined herein); and

WHEREAS, this Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Tradition Bank (the “Bank”), a Texas banking association and wholly-owned subsidiary of the Company, shall be combined through a merger or similar transaction, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect immediately prior to the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect immediately prior to the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity immediately prior to the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity (the “Prosperity Board”) immediately prior to the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of the Company.

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all Regulatory Approvals (as defined herein), to modify the structure of the Transactions so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any Regulatory Approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2 or 2.3, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time (“Company Closing Shares”), but excluding any Dissenting Shares (as defined herein), shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and represent only the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing 679,679 (the “Aggregate Stock Consideration”) by the number of Company Closing Shares (the “Per Share Stock Consideration”), plus cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(c), and (ii) an amount of cash equal to $39,000,000 (the “Aggregate Cash Consideration,” and together with the Aggregate Stock Consideration, the “Aggregate Merger Consideration”), divided by the Company Closing Shares (together with cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(c), the “Per Share Cash Consideration” and together with the Per Share Stock Consideration, the “Per Share Merger Consideration”). At the Effective Time, each Company Closing Share shall no longer be outstanding and shall automatically be canceled and retired without any action on the part of the holder thereof and shall cease to exist, and such share (and any certificate previously representing any such share) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional share, Prosperity shall pay to each former holder of shares of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” shall mean the average of the closing price per share of Prosperity Common Stock on The New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another nationally recognized alternative source as chosen by Prosperity) for the five (5) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Adjustments to Merger Consideration for Stock Price.

(a) The Aggregate Stock Consideration and Per Share Stock Consideration shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) If both:

(i) the Average Closing Price is less than $48.77; and

(ii) the Prosperity Ratio is greater than the Index Ratio (each as defined herein) plus 0.15,

then the Company may give notice of its intent to terminate the Agreement as provided in Section 9.1(g); subject to Prosperity’s right, in its sole and absolute discretion, to (x) increase the Per Share Stock Consideration, (y) increase the Per Share Cash Consideration or (z) increase both the Per Share Stock Consideration and the Per Share Cash Consideration, so that, as a result of such adjustments contemplated in the case of each of clause (x), (y) and (z), the Aggregate Merger Consideration, based on the Average Closing Price, shall be no less than $72,147,945. If Prosperity elects to make the Walkaway Counter Offer (as defined herein), it shall give prompt written notice to the Company of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the adjustments to the Per Share Stock Consideration and/or Per Share Cash Consideration, as the case may be, and shall include a calculation of the adjusted Per Share Stock Consideration, the Per Share Cash Consideration, the Per Share Merger Consideration and the Aggregate Merger Consideration. Any references in this Agreement to “Per Share Stock Consideration,” “Per Share Cash Consideration,” “Per Share Merger Consideration” and “Aggregate Merger Consideration” shall thereafter be deemed to refer to the Per Share Stock Consideration, the Per Share Cash Consideration, the Per Share Merger Consideration and the Aggregate Merger Consideration, respectively, after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Final Index Price” means the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) (as reported in The Wall Street Journal or, if not reported thereby, another nationally recognized alternative source as chosen by Prosperity) for the five (5) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

“Index Ratio” means the number obtained by dividing (A) the Initial Index Price minus the Final Index Price by (B) the Initial Index Price.

“Initial Index Price” means $44.10, which represents the closing price of the KBWR for June 12, 2015.

“Initial Prosperity Market Value” means $57.38.

“Prosperity Ratio” means the number obtained by dividing (A) the Initial Prosperity Market Value minus the Average Closing Price by (B) the Initial Prosperity Market Value.

(c) In the event the Average Closing Price of the Prosperity Common Stock shall be greater than $65.98, Prosperity shall decrease (i) the Per Share Stock Consideration, (ii) the Per Share Cash Consideration or (iii) both the Per Share Stock Consideration and the Per Share Cash Consideration, so that, as a result of such adjustments contemplated in the case of each of clause (i), (ii) and (iii), the Aggregate Merger Consideration,

based on the Average Closing Price, shall be no more than $83,845,220. Upon the occurrence of any adjustment pursuant to this Section 2.2(c), any references in this Agreement to “Per Share Stock Consideration,” “Per Share Cash Consideration,” “Per Share Merger Consideration” and “Aggregate Merger Consideration” shall thereafter be deemed to refer to the Per Share Stock Consideration, the Per Share Cash Consideration, the Per Share Merger Consideration and the Aggregate Merger Consideration, respectively, after giving effect to such adjustment.

(d) Notwithstanding the foregoing, in no event shall Prosperity make an election pursuant to Section 2.2(b) or 2.2(c) that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date is less than $42,700,000, the Aggregate Cash Consideration will be reduced by an amount equal to the difference between $42,700,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles in the United States (“GAAP”) and as agreed between the Company and Prosperity. For purposes of calculating Equity Capital, the Company shall deduct for certain extraordinary items related to this Agreement and the Transactions, including the following amounts (without duplication): (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the Transactions; (ii) the after-tax amount of any legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the Transactions; (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9; (iv) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10; (v) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date as provided in Section 5.7; (vi) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other person, including those pursuant to Section 10.5; (vii) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment, and confirmed by a third-party consultant mutually acceptable to the Company and Prosperity; (viii) the after-tax amount of any cost to fully fund, terminate and liquidate the Deferred Compensation Agreements (as defined herein) and any other Company Employee Plan (as defined herein) and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Prosperity pursuant to Section 5.13 or Section 7.4(a); (ix) the after-tax amount of any payments to be made to cash out any outstanding rights to acquire the Company Stock; (x) the after-tax amount of any fees, costs and expenses and the estimated after-tax amount of any accruals required pursuant to Section 10.11, related to outstanding litigation set forth in Schedule 3.13; (xi) the after-tax amount required to pay dividends for one quarter with respect to the Trust Preferred Issuance, plus $7,500 with respect to legal expenses and fees related to the assumption and subsequent redemption by Prosperity of the Trust Preferred Issuance; (xii) the after-tax amount of any capitalized, unaccrued or prepaid software costs; and (xiii) such other amounts as are agreed upon by the Company and Prosperity. Notwithstanding the foregoing, Equity Capital shall not be adjusted downward for any adjustment required by Prosperity pursuant to Section 5.8.

Section 2.4 Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected such holder’s dissenter’s rights of appraisal by following the exact procedure required by Chapter 10,

Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Per Share Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.5 Exchange of Shares.

(a) On the date of the Effective Time, Prosperity shall deposit or cause to be deposited with Computershare Investor Services, Inc. (the “Exchange Agent”), to be held in trust for the holders of the shares of Company Stock (i) book entry shares of Prosperity Common Stock via the direct registration system representing the Aggregate Stock Consideration and (ii) cash in an aggregate amount sufficient to make the appropriate payments of the Aggregate Cash Consideration, in each case as may be adjusted pursuant to Section 2.2 and Section 2.3 (such shares and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable, but with the intent to be no later than ten (10) days, after the Effective Time,, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates, which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange for each Company Closing Share represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to Section 2.2 and Section 2.3, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.5, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the allocable portion of the Aggregate Merger Consideration without any interest thereon.

(c) Promptly after receipt of the Transmittal Materials, Prosperity will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time, but with the intent to be no later than 10 days after surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, whichever is later, Prosperity will cause the Exchange Agent to pay to the former shareholder of the Company (“Shareholder”) for each Company Closing Share evidenced by such Certificate the Per Share Cash Consideration and the Per Share Stock Consideration as book entry shares via the direct registration system.

(d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.5. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 2.5, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock issuable in respect of such Certificate.

(e) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.5.

(f) If any shares of Prosperity Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) None of Prosperity, the Company, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the allocable portion of the Aggregate Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Prosperity, the Continuing Corporation, the Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On the date hereof, the Company delivered to Prosperity disclosure schedules (“Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision of this Agreement, (b) as an exception to one or more representations and warranties contained in Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of this Agreement to two (2) business days prior to the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Each Subsidiary of the Company (other than the Bank) is duly organized, validly existing and in good standing under the laws in which it was formed.

(b) The Company and each of its Subsidiaries has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it. To the Company’s knowledge, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Texas Department of Banking (“TDB”). The Bank does not have “trust powers” and does not conduct trust activities.

(d) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary, each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Schedule 3.1(e) lists each of the Subsidiaries of the Company and any other Person in which the Company or any of the Company’s Subsidiaries own or have the right to acquire capital stock. Other than as set forth in Schedule 3.1(e), neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of common stock, $1.00 par value, 684,557 of which are issued and outstanding and none of which are Treasury Shares as of the date of this Agreement, and 1,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”), none of which are issued or outstanding as of the date of this Agreement. All of the outstanding shares of Company Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 110,000 shares of common stock, $10.00 par value, 110,000 of which are issued and outstanding as of the date of this Agreement. Tradition Capital Trust I (“Trust I”) has 217 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any lien, charge, claim or other encumbrance, other than with respect to the Trust Preferred Issuance in which case the Company owns only the common securities. The outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(d) There are no existing options, restricted stock, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock or Preferred Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement to be entered into contemporaneously herewith, to the Company’s knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) Except as set forth on Schedule 3.2(f) and with respect to dividends permitted pursuant to Section 5.2(b)(x), the Company has not paid any dividends on the Company Stock after July 1, 2015.

Section 3.3 Corporate Approvals; Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and any related documents and perform its obligations hereunder and thereunder. Each Subsidiary of the Company has all necessary corporate or other power and authority to execute and deliver any documents related to this Agreement and perform its obligations thereunder.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Company Board. The Company Board has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its shareholders, (ii) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and (iii) resolved to recommend to the shareholders of the Company that they approve this Agreement. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement or the related documents and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Schedule 3.4 sets forth a true, correct and complete list, as of June 30, 2015, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any Person in which the ownership interest of the Company, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2014,

2013 and 2012, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders’ equity and cash flows as of and for the six months ended June 30, 2015 and 2014 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2014, and for the six months ended June 30, 2015. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements have been prepared from the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The Call Reports fairly present in all material respects the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) Neither the Company nor any of its Subsidiaries have any Liabilities, except (i) as fully set forth or provided for in such Company Financial Statements or otherwise disclosed on Schedule 3.5(c), (ii) Liabilities incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice since June 30, 2015, and (iii) Liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the Transactions.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Company has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The Company has furnished or made available to Prosperity true, correct and complete copies of all of the credit files of the Bank as of May 31, 2015, which contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of the Bank (including Loans that will be outstanding if it advances funds it is obligated to advance). The Company has also furnished to Prosperity a list of all Loans made between June 1, 2015 and the date of this Agreement.

(c) The allowance for loan losses shown on the Company Financial Statements as of June 30, 2015 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company’s management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

(d) Other than the representations and warranties set forth in this Section 3.6, no representation or warranty is made as to the sufficiency of collateral securing such Loans or as to the amount to be finally realized on such Loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), neither the Company nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or any of its Subsidiaries, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation in any material respect of any law, regulation or rule applicable to the Company or any of its Subsidiaries including those promulgated, interpreted or enforced by any Governmental Body with supervisory jurisdiction over the Company or any of its Subsidiaries.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of June 30, 2015. To the knowledge of the Company, as of June 30, 2015, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s or the Bank’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Fiduciary Responsibilities. The Company and the Bank have performed all of their respective duties as a trustee, custodian, guardian or an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.9 Outstanding Trust Preferred Securities of Subsidiary Trust.

(a) The Company has issued and has presently outstanding $7,217,000 of Floating Rate Junior Subordinated Deferrable Interest Debentures due April 7, 2036 issued by Trust I pursuant to an Indenture dated as of March 31, 2006 (“Trust I Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee. Trust I has issued and outstanding $7,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Declaration of Trust dated as of March 31, 2006 among the Company, Wells Fargo Delaware Trust Company, as Delaware Trustee, and Wells Fargo Bank, National Association, as Institutional Trustee, and the administrative trustees named therein. The issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance.”

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to the Company’s knowledge, sold in compliance with all applicable legal requirements in all respects.

Section 3.10 Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the

“Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Company Real Property, title insurance policies for the Company Real Property, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) Except as set forth in Schedule 3.10(b), no lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant Company Real Property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the Company Financial Statements and (b) such other liens, charges, imperfections of title or other encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personal Property. Subject to ordinary wear and tear, the Company Personal Property is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, transported or disposed of any materials designated as Hazardous Materials (as defined herein). There are no pending or, to the knowledge of the Company, threatened claims, liens, charges or other encumbrances arising and they are not subject to any claim or lien under any Environmental Laws with respect to the Company, its Subsidiaries or, to the knowledge of the Company, any business owned or operated by any of them, the Company Real Property, any real property formerly owned or operated by the Company or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof. No (a) Company Real Property, (b) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or (c) to the Company’s knowledge, real property owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action in order to achieve material compliance with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s knowledge, (x) the Company Real Property contains no asbestos at levels or in applications requiring abatement under Environmental Laws, (y) no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a refining, manufacturing or similar type of industrial site, a gasoline service station or landfill and (z) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made, or will use its best efforts promptly after the date of this Agreement to make, available to Prosperity all environmental audits, site assessments, remediation studies, sampling data, documentation regarding off-site disposal of Hazardous Materials, material environmental reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which were received in the five (5) years immediately preceding the date of this Agreement and which are in the possession or reasonable control of the Company (the “Environmental Information”).

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Schedule 3.13, there are no Proceedings (as defined herein) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and the Company has no knowledge of any basis on which any such Proceedings could be brought. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or award or, in default in any material respect with respect to any rule or regulation, of any arbitrator or Governmental Body.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration, and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) of any Person (other than the Company and its Subsidiaries) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law), as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and each of its Subsidiaries filed all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) were paid in full to the applicable Governmental Body. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no mortgage, pledge, lien, encumbrance, charge, or other security interest for Taxes (other than regulatory liens for Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have collected or withheld and duly and paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income and other material Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(g) Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Section 6011 of the Code and Treasury Regulation Section 1.6011-4 (or any other transaction requiring disclosure under analogous provisions of applicable state, local or foreign law).

(h) Except as set forth in Schedule 3.14(h), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement (other than a lease, a loan or similar commercial agreement entered into in the ordinary course of business and no primary purpose of which relate to Taxes), (ii) has been a member of a consolidated, affiliated, combined, unitary or similar group for Tax purposes (other than such group of which the Company is the common parent), (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by law, contract, or otherwise, (iv) has entered into any “closing agreements” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) or been issued (or have any current request to be issued) any private letter rulings, technical advice memoranda or similar agreements or rulings with any governmental authority, or (v) is required to make any adjustment under Code Section 481(a) (or any corresponding or similar provision of state, local or foreign income Tax law) by reason of a change in accounting method or otherwise.

(i) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) None of the Company, any of its Subsidiaries or Prosperity will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(l) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of June 30, 2015, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied) (the “Company Contracts”):

(i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreement or arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22(a);

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any Governmental Body having supervisory jurisdiction over the Company or any of its Subsidiaries;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any of its Subsidiaries of money;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding shares of Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $15,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person.

(b) Each Company Contract is legal, valid and binding on the Company or its Subsidiary, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles) and is in full force and effect; provided, that no representation or warranty is made as to the enforceability of any agreement restricting competition. Each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract and there are no existing defaults by the Company or its Subsidiary, as the case may be, or, to the knowledge of the Company, the other party thereunder and there are no allegations or assertions of such by any party under such Company

Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Company Contract has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductibles, type of insurance, effective and termination dates and any pending claims thereunder is set forth in Schedule 3.16(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance (other than credit life policies) during the last three fiscal years.

Section 3.17 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by the Company of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Company shareholder approval are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Certificate of Incorporation, Articles of Association, Bylaws or other governing documents of the Company or any of its Subsidiaries or (Z) except as set forth in Schedule 3.17(b), any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on the Company or any of its Subsidiaries, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, the approval of the Company’s shareholders, and the consents of the third parties set forth in Schedule 3.17(b) (the “Required Consents”), no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of the Company or its

Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the execution and delivery by the Company and its Subsidiaries of the documents related to this Agreement, or the performance of the Company or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 3.18 Compliance with Laws and Regulatory Filings.

(a) Except with respect to Environmental Laws that are addressed solely in Section 3.12, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. To the Company’s knowledge, each of the Company and the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers).

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other Governmental Body having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any Proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or its Subsidiaries. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report or statement relating to any examinations of the Bank or the Company.

(c) None of the Company, or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.19 Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any Governmental Body or arbitrator having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all Regulatory Approvals.

Section 3.20 Absence of Certain Changes. Since June 30, 2015, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the Transactions), (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank and (c) neither the Company nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b).

Section 3.21 Employment Relations. The relations of each of the Company and its Subsidiaries with its respective employees are satisfactory. Except as set forth in Schedule 3.21, neither the Company nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its respective employees. The Company and its Subsidiaries have complied in all material respects with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any Taxes or penalties for failure to comply with any of the foregoing.

Section 3.22 Compensation and Benefit Plans.

(a) Schedule 3.22(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined herein) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any “employee welfare benefit plan” or “employee pension benefit plan” within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”).

(b) The Company has delivered or made available to Prosperity: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iv) all employee handbooks and other policies delivered or made available to employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. Except as set forth in

Schedule 3.22(c), all of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any material penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof. Neither the Company, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Company Employee Plan.

(d) Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”) or similar state law, the cost of which is borne by the insured individuals, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries. There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, liability to the Company or a Subsidiary as a result of a failure to comply with COBRA or similar state law. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is so qualified and, no event has occurred or circumstance exists that would disqualify any such Company Employee Plan.

(e) Neither the Company nor any ERISA Affiliate has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has within the past six (6) years sponsored, maintained or contributed to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) Except as set forth in Schedule 3.22(f), neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits or a trust with respect to any employee or other person. No payment made or other benefit provided as a result of any of the Transactions (either alone or in conjunction with any other event such as a termination of employment) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(h) There are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23 Deferred Compensation Agreements. Schedule 3.23 contains a list of all Company Employee Plans that are nonqualified deferred compensation or salary continuation arrangements, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued in accordance with GAAP on the Company Financial Statements and will be, as of the Closing Date, accrued to the extent necessary to make full and final payments under any such arrangements or fully paid. Except as set forth in Schedule 3.23, each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.24, neither the Company, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the Transactions.

Section 3.25 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its material properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Derivative Contracts. Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27 Deposits. Except as set forth in Schedule 3.27, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28 Intellectual Property Rights.

(a) Schedule 3.28 contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has the Company or any Subsidiary, to the Company’s knowledge, used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.29 Shareholders’ List. Schedule 3.29 contains a true, correct and complete list of the record holders of shares of Company Stock as of July 16, 2015, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated not more than three business days prior to Closing.

Section 3.30 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.31 Dissenting Shareholders. The Company has no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.32 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.33 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the TDB or any other Governmental Body would reasonably be expected to seek to restrain, delay or prohibit the Transactions as a result of any act or omission of the Bank under the CRA.

Section 3.34 Fairness Opinion. Prior to the execution of this Agreement, the Company has received a written opinion from Sandler O’Neill & Partners, LP, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity and Prosperity Bank have all requisite legal power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 70,078,878 shares of which are issued and 70,041,790 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding. The authorized capital stock of Prosperity Bank consists of 130,000 shares of common stock, $4.00 par value (“Prosperity Bank Stock”), 130,000 of which are issued and outstanding as of the date of this Agreement. Prosperity owns 100% of the Prosperity Bank Stock. All of the issued and outstanding shares of Prosperity Common Stock and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3 Corporate Approvals; Authority.

(a) Prosperity has all necessary corporate power and authority to execute and deliver this Agreement, and Prosperity and each of its Subsidiaries has all necessary legal power and authority to perform their respective obligations hereunder and to consummate the Transactions.

(b) The execution and delivery of this Agreement and the consummation of the Transactions have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the Transactions are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid and legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict with Other Instruments; Consents.

(a) Neither the execution and delivery by Prosperity of this Agreement and the related documents nor the consummation of the Transactions, nor compliance by Prosperity with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Prosperity or any of its Subsidiaries under any of the terms, conditions or provisions of (Y) the Articles of Incorporation, Articles of Association, Bylaws or other governing documents of Prosperity or any of its Subsidiaries or (Z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party or by which it may be bound, or to which Prosperity or any of its Subsidiaries or any of the properties or assets of Prosperity or any of its Subsidiaries may be subject, excluding from the foregoing clause (Z) such as would not either individually or in the aggregate have a Material Adverse Effect on Prosperity or any of its Subsidiaries, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets.

(b) Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Prosperity or its Subsidiaries in connection with the execution and delivery by Prosperity of this Agreement, the execution and delivery by Prosperity and its Subsidiaries of the documents related to this Agreement, the performance of Prosperity or its Subsidiaries of their respective obligations hereunder and thereunder or the consummation of the Transactions.

Section 4.5 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for the Regulatory Approvals, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity, true and correct in all material respects.

Section 4.7 Absence of Certain Changes. Since March 31, 2015, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.8 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012 and (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarter and interim period ended March 31, 2015 and 2014. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

Section 4.9 Regulatory Approvals. Prosperity has no knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approval of the Transactions, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite Regulatory Approvals which it is required to obtain in order to consummate the Transactions.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company; Efforts.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the Transactions (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the adoption and approval of this Agreement and the Transactions and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company Board shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the Transactions. The Company Board shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions on the terms herein provided.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present directors and key officers, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any Proceeding against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company or the Bank; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain the Regulatory Approvals or any other approvals required for consummation of the Transactions or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (1) as expressly required by this Agreement, (2) as required by law or regulation, after consultation with Prosperity, or (3) with the written consent of Prosperity (which shall not be unreasonably withheld), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $2,300,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank); provided, that in the event that the Bank desires to make or renew any such loan which would exceed $2,300,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv) grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) except in the ordinary course of business and consistent with past practice, grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated Persons;

(viii) increase in any manner the compensation or fringe benefits of any of its employees, officers, directors or consultants or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, in each case other than in accordance with past practice or pursuant to policies in effect as of the date of this Agreement, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) amend any Company Employee Plan, except as required to maintain the tax qualified status of such plan;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock or Preferred Stock, other than (1) the payment of dividends from the Bank to the Company; (2) provided that the Effective Time is not scheduled to occur on or between the declaration and payment dates, the declaration and payment of the regular quarterly dividend to the shareholders of the Company in accordance with past practice and paid on each October 1, April 1 and July 1 of no more than $0.30 per share and the regular fourth quarter dividend to the shareholders of the Company paid on January 4, of no more than $0.60 per share; provided, further that the Company may accelerate the payment of the fourth quarter regular dividend if the payment date is scheduled to be after the Effective Time; (3) the payment of dividends on the Trust Preferred Issuance or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xiii) other than those properties set forth on Schedule 5.2(b)(xiii), foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $100,000 prior to receipt and approval by Prosperity of a recent Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses (including changes to the methodology for the specific and general reserves) and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure in excess of $50,000 in the aggregate except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits, certificates of deposit and Federal Home Loan Bank advances, incur or modify any indebtedness for borrowed money;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xxiii) settle any Proceeding involving payment by it of money damages in excess of $50,000 or the imposition of any restriction on the operations of the Company or any Subsidiary;

(xxiv) make any changes to its investment securities portfolio from that as of June 30, 2015, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may (A) sell any investment securities after advising Prosperity of the planned sale via e-mail transmission at least two (2) business days prior to such sale and (B) purchase U.S. governmental agency securities, mortgage-backed securities (other than private label mortgage-backed securities) and municipal securities having a maturity date no greater than one (1) year with the prior approval of Prosperity, which approval will not be unreasonably withheld;

(xxv) (A) make, change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes, or (D) file any material amended Tax Return;

(xxvi) take any action that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

(xxvii) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records. To the extent permitted by applicable law and regulations, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity reasonable access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the environmental investigations provided in Section 5.14, and (b) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law and during the pendency of this Agreement, the Company will furnish Prosperity with all information concerning the Company and its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any Governmental Body in connection with the Transactions and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the Transactions. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company or any of its Subsidiaries contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and its Subsidiaries contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined herein) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor any of its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse, recommend or enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited Acquisition Proposals or inquiries regarding an Acquisition Proposal and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any Acquisition Proposal. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5, and the Company shall be responsible for any breach of this Section 5.5 by such Persons.

Section 5.6 Financial Statements. As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or the Bank and all Call Reports filed by the Bank with the appropriate Governmental Body after the date of this Agreement. The foregoing financial information will be prepared from the books and records of the Company and its Subsidiaries and will fairly present the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Call Reports filed by the Bank subsequent to the date hereof will fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by the Company as used in this Section 5.7 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.7 upon the termination of such contracts.

Section 5.8 Conforming Accounting Adjustments. If requested by Prosperity, the Company shall and shall cause its Subsidiaries to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company and its Subsidiaries to the accounting policies and practices of Prosperity. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or its Subsidiaries (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 or (c) that such adjustment has any bearing on the Aggregate Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any Governmental Body or (z) violate any law, rule or regulation applicable to Company or its Subsidiaries.

Section 5.9 Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance and (b) employment practices liability insurance (or comparable coverage for each of the foregoing).

Section 5.10 Allowance for Loan Losses. The Company shall not reduce its allowance for loan losses to total loans from the level at May 31, 2015, other than through the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by Prosperity. With respect to any advances made after May 31, 2015 on existing or new loans, the Company will reserve an amount in accordance with past practice. Notwithstanding the foregoing, on the business day immediately prior to the Closing Date, the ratio of the allowance for loan losses to total loans must be at least 1.65% (the “Minimum Allowance Amount”). If the ratio of the allowance for loan losses to total loans is less than the Minimum Allowance Amount on the business day immediately prior to the Closing Date, the Company shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Third Party Consents. The Company will use its best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all Required Consents.

Section 5.12 Bank Merger. Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.13 Termination and Funding of Deferred Compensation Agreements by Company Prior to Closing. The Company will cause the Bank to terminate and fully liquidate each Deferred Cash Incentive Agreement listed in Schedule 3.23 (the “Deferred Compensation Agreements”) prior to the Closing Date by paying the amounts due to each participant thereunder, as confirmed by a third-party consultant mutually acceptable to the Company and Prosperity, with such termination and liquidation to be accomplished in compliance with Section 409A of the Code and the regulations thereunder.

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement, but such forty-five-day period is extended to sixty (60) days with respect to any property for which the Company had not delivered or made available the Environmental Information prior to the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it seeks to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of receipt of the Company’s comments.

Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) Prosperity agrees to indemnify and hold the Company harmless for any claims for damage to property, or injury or death to persons arising directly or indirectly from any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors, INCLUDING SUCH CLAIMS AS MAY ARISE FROM THE NEGLIGENCE OF THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR CONTRACTORS. The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, arising directly or indirectly from any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any Liability to the Company or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. Prosperity promptly shall deliver to the Company copies of any final environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information or the Company provides written consent to disclose such information (which shall not be unreasonably conditioned, withheld or delayed). If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could have a Material Adverse Effect on the Company or its Subsidiaries; or (ii) any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Prosperity to exceed $100,000 or that could have a Material Adverse Effect on the Company or its Subsidiaries.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the possession or reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Regulatory Filings; Efforts. Within thirty (30) calendar days following the date of this Agreement, Prosperity will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate Governmental Body having jurisdiction over the Transactions, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Transactions, and will use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the Transactions, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the Transactions. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its commercially reasonable efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to this Agreement included for listing on the NYSE and use its commercially reasonable efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Stock. The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other Person. The Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Stock issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company reasonable access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Assumption of Split Dollar Agreements. Prosperity will, or will cause the applicable Subsidiary of Prosperity to, assume and honor, as of the Effective Time, the split dollar agreements listed in Schedule 6.6 and underlying BOLI policies, as in effect on the date hereof.

Section 6.7 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Articles of Incorporation or Bylaws of the Company or the similar constituent documents of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Articles of Incorporation or Bylaws of the Company or the similar constituent documents of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof (subject to any superior rights of any insurance carrier providing coverage of such claim, action, suit, proceeding or investigation) and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent, and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Letter Agreement dated June 26, 2015 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the Transactions, unless required to disclose such information pursuant to order, request or demand of a Governmental Body or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the Transactions without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity, which request shall be made to the Company at least 15 days before the Effective Time, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided the Company or Subsidiary has used its commercially reasonable efforts to complete the winding up of any such plan prior to the Closing Date. Without limiting the generality of the foregoing, prior to the Closing Date, the Company will cause the Bank to terminate the Deferred Compensation Agreements and liquidate all benefits and liabilities under such arrangements. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions reasonably necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such service credit from and after the Closing Date, subject to paragraph (b) of this Section 7.4.

(b) To the extent that a Company Employee becomes eligible to participate in an existing employee benefit plan maintained by Prosperity or Prosperity Bank (an “Existing Benefit Plan”), Prosperity shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the

Company for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable Company Employee Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and applicable law and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and applicable law, Prosperity shall use its reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the comparable Company Employee Plan in which such Company Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Prosperity shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Existing Benefit Plans and applicable law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and applicable law. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

Section 7.5 Assumption of Outstanding Trust Preferred Issuance. As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issuance, or any successor trustees named for purposes of the Trust Preferred Issuance, of the execution of this Agreement and cooperate with Prosperity and the trustees to facilitate Prosperity’s assumption of the Trust Preferred Issuance. Prosperity shall take such action as is required to assume, on or before the Effective Time, the securities issued by Trust I.

Section 7.6 Cooperation. The Company and Prosperity shall proceed expeditiously and employ their respective commercially reasonable best efforts in the procurement of any consents and approvals and the taking of any actions in satisfaction of all other requirements prescribed by law or otherwise necessary, proper or advisable to consummate the Transactions on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers and certificates with the SEC, Federal Reserve Board, the FDIC and TDB.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Article X, Article XI and Article XII and any other documents and instruments as may be necessary or appropriate to effect the Transactions on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing after the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the Transactions are being contested in any Proceeding and Prosperity or the Company, pursuant to Section 12.1, has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the Transactions, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction or waiver of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Prosperity Board or the Company Board at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the Transactions are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as has been approved in writing by the Prosperity Board and the Company Board; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date; or

(iv) the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Company Board if Prosperity shall fail to comply with any of its covenants or agreements contained in this Agreement, or if the representations or warranties of Prosperity contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 11.1 or 11.2 (as applicable) if occurring on the Closing Date. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Prosperity Board if (i) the Company fails to comply with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate, which noncompliance or inaccuracy, individually or in the aggregate, would result in the failure of the condition set forth in Section 10.1 or 10.2 (as applicable) if occurring on the Closing Date; (ii) any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the Transactions or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the Transactions or (iii) any of the conditions set forth in Section 5.14(c) shall have occurred. In the event the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time before shareholder approval at the Meeting by the Company Board if before such time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company Board determines in its good faith judgment (based on the advice of outside legal counsel and the Financial Advisor), that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would cause it to violate its fiduciary duties under applicable law; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has materially breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

(g) This Agreement may be terminated by the Company Board at any time during the five-day period beginning on the fifth trading day immediately preceding the Closing Date (the “Fifth Trading Day”) and ending at 3:00 pm Houston time on the fifth calendar day after the Fifth Trading Day (the “Election Period”), if both of the conditions in Section 2.2(b) are satisfied, subject to this Section 9.1(g). If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice (the “Election Notice”) to Prosperity; provided, that the Election Notice may be withdrawn by the Company at any time during the Election Period. During the five-day period commencing with its receipt of the Election Notice (which may delay Closing to a date after the Closing Date), Prosperity shall have the option, but not the obligation, in its sole and absolute discretion, to increase the Aggregate Merger Consideration as set forth in Section 2.2(b) (“Walkaway Counter Offer”) by delivering to the Company the Walkaway Counter Offer Notice, whereupon the Election Notice shall be null and void and of no effect, the Company shall no longer have the right to terminate this Agreement pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments as set forth in Section 2.2(b)). Any references in this Agreement to the “Per Share Stock Consideration,” “Per Share Cash Consideration,” “Per Share Merger Consideration” and “Aggregate Merger Consideration” shall thereafter be deemed to refer to the Per Share Stock Consideration, the Per Share Cash Consideration, Per Share Merger Consideration and the Aggregate Merger Consideration, respectively, after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2, and Article XIII will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any Liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity the sum of $3,500,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $500,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B), at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, in the case of both (A) and (B) at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary of the Company, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Company Board reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion, to the extent permitted by applicable law:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate, executed by an authorized representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3 Absence of Material Adverse Effect. No Material Adverse Effect on the Company or the Bank shall have occurred.

Section 10.4 Releases. Each director and officer (with a title of Senior Vice President or above or who executed an agreement specified in Section 10.6(a) or 10.6(b)) of the Company and the Bank shall have delivered to Prosperity a release effective as of the Effective Time releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument) (“Director/Officer Release”) and such Director/Officer Releases shall remain in full force and effect.

Section 10.5 Termination of Deferred Compensation Agreements. The Deferred Compensation Agreements will have been terminated and liquidated and the Company will have taken any other action as requested by Prosperity in accordance with Section 7.4. The Company will, or will cause the Bank to, pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of his or her respective Deferred Compensation Agreement such that Prosperity has no continuing obligations or liability under such agreements.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 10.6(a) shall have entered into an employment and/or non-competition agreement with Prosperity Bank and such agreements shall remain in full force and effect.

(b) Each director of the Company and the Bank who does not deliver an employment and/or non-competition agreement pursuant to Section 10.6(a) shall have entered into a support agreement and all such support agreements shall remain in full force and effect.

Section 10.7 Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding shares of Company Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. The Required Consents shall have been obtained, and Prosperity shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10 Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Schedule 3.13, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as reasonably determined by Prosperity. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.

Section 10.11 FIRPTA Certificate. The Company shall have delivered to Prosperity (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2); in each case, such certificate and notice dated as of the Closing Date, duly executed by an executive officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Prosperity.

Section 10.12 Other Documents. The Company shall have delivered to Prosperity all other instruments and documents that Prosperity or its counsel may reasonably request to effectuate the Transactions.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion, to the extent permitted by applicable law:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date) and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an authorized representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.3 Absence of Material Adverse Effect. No Material Adverse Effect on Prosperity or Prosperity Bank shall have occurred.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion, to the extent permitted by applicable law:

Section 12.1 Government Approvals. Prosperity shall have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of Prosperity, the Company, the Bank or Prosperity Bank which, in the reasonable judgment of Prosperity, would materially adversely impact the economic or business benefits of the Transactions or otherwise would, in the reasonable judgment of Prosperity, be so burdensome as to render inadvisable the consummation of the Transactions, and any statutory or regulatory waiting period necessary to effect the Merger and the Transactions shall have expired. Such approvals and the Transactions shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the Transactions over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the Transactions by the requisite vote at the Meeting and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Thompson & Knight LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Stock. The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and

“under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b) “business day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

(c) “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(d) An entity has “knowledge” of or “knows” a particular fact or other matter if any individual who is presently serving as a director, an officer with the title of Senior Vice President or above or any individual in charge of a department or unit of the applicable entity is actually aware of or, after diligent inquiry, had reason to know or should have known such fact or other matter.

(e) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(f) “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the Transactions; (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (G) any adjustments made pursuant to Section 5.8; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs the ability of such Person to consummate the Transactions.

(g) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

(h) “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(i) “Regulatory Approval” means the approval, or waiver of approval, of each of the Transactions required by law, rule, regulation or policy of a Governmental Body that is necessary or advisable to effect each such transaction.

(j) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has 50% or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(k) “Transactions” shall mean the transactions contemplated by this Agreement and the related documents, including the Merger and the Bank Merger.

Section 13.2 Other Definitional Provisions.

(a) All references in this Agreement to Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a business day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding business day.

(h) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i) References herein to documents being “made available” to Prosperity mean that such documents, prior to the date of this Agreement, have been uploaded to the Company’s virtual data room maintained by the Company’s financial advisor and to which representatives of Prosperity have access.

Section 13.3 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 9.3, 13.3, 13.5 and 13.7), which shall survive the Closing.

Section 13.4 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the Transactions without the further approval by such shareholders.

Section 13.5 Expenses. Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.6 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Email: David.Zalman@prosperitybankusa.com

Attention:    Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:    Ms. Charlotte M. Rasche

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1328

Email: Jason.Jean@bgllp.com

Attention:    Mr. Jason M. Jean

If to the Company:

Tradition Bancshares, Inc.

5501 Bissonnet

Houston, Texas 77081

Fax No.: (713) 432-0802

Email: DVickery@TraditionBank.com and Eburdzinski@TraditionBank.com

Attention:    Mr. Downy Vickery and Mr. Ed Burdzinski

With a copy to:

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Fax No.: (832) 397-8201

Email: Annette.Tripp@tklaw.com

Attention:    Ms. Annette L. Tripp

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and a delivery receipt is received by the sending party).

Section 13.7 Controlling Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 13.7(b) constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 13.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 13.10 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the Transactions, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.14 Investigation. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

TRADITION BANCSHARES, INC.

By:	/s/ Edward D. Vickery, Jr.
Edward D. Vickery, Jr.
Senior Chairman and President

[Signature Page to Agreement and Plan of Reorganization]

Appendix B INVESTMENT BANKING GROUP

August 5, 2015

Board of Directors

Tradition Bancshares, Inc.

5501 Bissonnet Street

Houston, TX 77081

Ladies and Gentlemen:

Tradition Bancshares, Inc. (the “Company”) and Prosperity Bancshares, Inc. (“Prosperity”) have entered into an agreement and plan of merger, dated August 5, 2015 (the “Agreement”), pursuant to which the Company will merge with and into Prosperity with Prosperity as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of common stock of the Company (the “Company Common Stock”) issued and outstanding as of the Effective Time shall be converted into the right to receive, subject to the adjustments and limitations as set forth in Agreement, (i) 0.9929 shares of common stock, $1.00 par value, of Prosperity (the “Stock Consideration”), and (ii) $56.97 in cash (the “Cash Consideration”). The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are referred to herein as the “Merger Consideration.” Notwithstanding the foregoing, subject to the terms of the Agreement, (A) in the event that (i) the Average Closing Price of Prosperity common stock is less than $48.77, and (ii) Prosperity common stock underperforms the PowerShares KBW Regional Banking Portfolio by more than 15%, Prosperity may (a) increase the Stock Consideration, (b) increase the Cash Consideration, or (c) increase both the Stock Consideration and the Cash Consideration such that the Merger Consideration is not less than $72,147,945, or (B) in the event that the Average Closing Price of Prosperity common stock is greater than $65.98, Prosperity may (i) decrease the Stock Consideration, (ii) decrease the Cash Consideration, or (iii) decrease both the Stock Consideration and the Cash Consideration such that the Merger Consideration is not greater than $83,845,220. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms of the adjustments and the other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Prosperity that we deemed relevant; (iv) certain internal financial projections for the Company for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of the Company; (v) publicly available median analyst earnings per share estimates for Prosperity for the years ending December 31, 2015 and December 31, 2017 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter as discussed with the senior management of Prosperity; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Prosperity; (vii) a comparison of certain financial

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

information for the Company and Prosperity, including stock trading information for Prosperity, with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with the senior management of Prosperity regarding the business, financial condition, results of operations and prospects of Prosperity.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Prosperity or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective senior managements of the Company and Prosperity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Prosperity, or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, Prosperity or the combined entity after the Merger and we have we not reviewed any individual credit files relating to the Company or Prosperity. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Prosperity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for the Company for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of the Company, and publicly available median analyst earnings per share estimates for Prosperity for the years ending December 31, 2015 and December 31, 2017 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter, as discussed with the senior management of Prosperity. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Prosperity. With respect to those projection and estimates, the respective senior management of the Company and Prosperity confirmed to us that those projections and estimates reflected the best currently available projections and estimates of those respective managements of the future financial performance of the Company and Prosperity, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections or estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Prosperity since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and Prosperity would remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that

B-2

each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Prosperity or the Merger, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) there will not be any increase or decrease in the Stock Consideration or Cash Consideration.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as the Company’s financial advisor in connection with the Merger and a significant portion of our fee is contingent upon the closing of the Merger. We also will receive a fee from the Company as a result of our rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and Prosperity and their affiliates. We may also actively trade the equity or debt securities of Prosperity or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of the Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for this opinion to be included in any required regulatory filings (including the proxy statement to be sent to shareholders of the Company) to be completed in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Very truly yours,

B-3

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; or

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b) or (b-1) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action,

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect, and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the tender or exchange offer described in Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of August 5, 2015, by and between the Registrant and Tradition Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

Exhibit(1)	Description

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2015)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Thompson & Knight LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Thompson & Knight LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Form of Proxy for Special Meeting of Shareholders of Tradition Bancshares, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on October 8, 2015.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Zalman and David Hollaway and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 8, 2015

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	October 8, 2015

/s/ James A. Bouligny James A. Bouligny	Director	October 8, 2015

/s/ W. R. Collier W. R. Collier	Director	October 8, 2015

/s/ William H. Fagan, M.D. William H. Fagan, M.D.	Director	October 8, 2015

/s/ Leah Henderson Leah Henderson	Director	October 8, 2015

Signature	Title	Date

/s/ Ned S. Holmes Ned S. Holmes	Director	October 8, 2015

/s/ William T. Luedke IV William T. Luedke IV	Director	October 8, 2015

/s/ Perry Mueller, Jr., D.D.S. Perry Mueller, Jr., D.D.S.	Director	October 8, 2015

/s/ Harrison Stafford II Harrison Stafford II	Director	October 8, 2015

/s/ Robert H. Steelhammer Robert H. Steelhammer	Director	October 8, 2015

/s/ H.E. Timanus, Jr. H. E. Timanus, Jr.	Director	October 8, 2015

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of August 5, 2015, by and between the Registrant and Tradition Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 23, 2015)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Thompson & Knight LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Thompson & Knight LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Sandler O’Neill + Partners, L.P.

99.2	Form of Proxy for Special Meeting of Shareholders of Tradition Bancshares, Inc.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.